EXHIBIT 10.2

$74,000,000

CREDIT AGREEMENT

Dated as of May 5, 2009

among

FLEXSYS VERKAUF GMBH,

as Borrower,

FLEXSYS VERWALTUNGS- UND BETEILIGUNGSGESELLSCHAFT MBH,

as Holdings Guarantor,

THE LENDERS REFERRED TO HEREIN,

and

JEFFERIES FINANCE LLC,

as Sole Lead Arranger, Sole Bookrunner and Administrative Agent.

TABLE OF CONTENTS

i

EXHIBIT A	Form of Administrative Questionnaire
EXHIBIT B	Form of Borrowing Request
EXHIBIT C	Form of Assignment and Assumption
EXHIBIT D	Form of Compliance Certificate
EXHIBIT E-1	Form of Opinion of Kirkland & Ellis LLP
EXHIBIT E-2	Form of Opinion of Allen & Overy LLP
EXHIBIT F	Form of Note
EXHIBIT G	Form of Closing Certificate
EXHIBIT H	Form of Holdings Guarantee Agreement
EXHIBIT I	Form of Solvency Certificate

SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 3.05	Financial Information
SCHEDULE 3.09(a)	Subsidiaries
SCHEDULE 3.09(b)	Securities
SCHEDULE 3.10(a)	Options, Rights of First Refusal, Etc.
SCHEDULE 3.16	Insurance
SCHEDULE 6.01(ii)(A)	Existing Indebtedness
SCHEDULE 6.01(ii)(B)	Existing Indebtedness
SCHEDULE 6.02(ii)	Existing Liens
SCHEDULE 6.04	Existing Investments
SCHEDULE 6.09	Existing Restrictions
SCHEDULE 6.10(d)	Material Agreements

       CREDIT AGREEMENT (this “Agreement”) dated as of May 5, 2009, among Flexsys Verkauf GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (the “Borrower”); Flexsys Verwaltungs- und Beteiligungsgesellschaft mbH, a limited liability company organized under the laws of the Federal Republic of Germany (the “Holdings Guarantor”); each of the Lenders (as defined in Section 1.01); and Jefferies Finance LLC, as sole lead arranger (in such capacity, the “Arranger”), as sole bookrunner (in such capacity, the “Bookrunner”) and as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms.  As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” means a Borrowing comprised of ABR Loans.

“ABR Loan” means any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Activities” has the meaning assigned to such term in Section 8.02(b).

“Adjusted LIBO Rate” means, with respect to any Interest Period for any Eurodollar Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the LIBO Rate by (b)(i) a percentage equal to 100% minus (ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the LIBO Rate is determined) having a term equal to such Interest Period.

“Administrative Agent” has the meaning assigned to such term in the preamble hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A or otherwise in the form supplied by the Administrative Agent.

“Affiliate” of any Person means any other Person which, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Pension Plan); provided, however, that for purposes of Section 6.08, the term “Affiliate” shall also include (i) any Person that directly or indirectly owns more than 10% of Equity Interests having ordinary voting power for the election of directors (or Persons performing similar functions) of the Person specified or (ii) any Person that is an executive officer or director of the Person specified.

“Agent Fees” has the meaning assigned to such term in Section 2.08(a).

“Agents’ Groups” has the meaning assigned to such term in Section 8.02(b).

“Agreement” has the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” means, with respect to any day, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the highest of the following:

(a)           the “U.S. Prime Lending Rate” as most recently published in the Wall Street Journal;

(b)           the sum of (i) the Federal Funds Rate as in effect on such day plus (ii) 0.50%;

(c)           the sum of (i) the Adjusted LIBO Rate for such day as if the Interest Period then in effect was one day plus (ii) 1.00%; and

(d)           4.50% per annum.

“Anti-Terrorism Laws” has the meaning assigned to such term in Section 3.20(a).

“Applicable Margin” means, for any day, (a) 7.50% per annum, in the case of ABR Loans, and (b) 8.50% per annum, in the case of Eurodollar Loans.

“Approved Electronic Communications” means each Communication that any Loan Party is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided, however, that, solely with respect to delivery of any such Communication by any Loan Party to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communication” shall exclude (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.04 and any other notice relating to the payment of any principal or other amount due under any Loan Document prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default and (iv) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article IV or any other condition to any Borrowing hereunder or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning assigned to such term in Section 9.17(a).

“Arranger” has the meaning assigned to such term in the preamble hereto.

“Asset Sale” means any direct or indirect sale, transfer, lease (as lessor), conveyance or other disposition (including by way of merger or consolidation) by the Borrower or any of its Subsidiaries of any of its Property (other than dispositions of cash and cash equivalents in the ordinary course of its business), including any sale or issuance of any Equity Interests of any Subsidiary.

“Asset Sale Prepayment Event” means any Asset Sale, except (a) Asset Sales permitted by Section 6.05 (other than Section 6.05(vii) thereof) and (b) any such transaction or series of transactions which, if otherwise constituting an Asset Sale Prepayment Event, do not generate Net Proceeds in excess of $500,000 (or, when taken together with all other such transactions (and any Destructions and Takings in such Fiscal Year), do not generate Net Proceeds in excess of $500,000 in the aggregate in such Fiscal Year).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04(b)), and accepted by the Administrative Agent in accordance with Section 9.04(b), in the form of Exhibit C or such other form as shall be approved by the Administrative Agent.

“Authorized Officer” means, with respect to the Borrower, those of its managing directors and/or procurists whose signature and incumbency has been certified to the Administrative Agent and the Lenders by the Borrower in a certificate dated the Effective Date, or any successor certificate thereto.

“Base Amount” has the meaning assigned to such term in Section 6.14(a).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.

“Bookrunner” has the meaning assigned to such term in the preamble hereto.

“Borrower” has the meaning assigned to such term in the preamble to this Agreement.

“Borrowing” means a Loan or group of Loans to the Borrower of the same Type made (including through a conversion or continuation) by the applicable Lenders on a single date and as to which a single Interest Period is in effect.

“Borrowing Date” means any Business Day specified in a notice pursuant to Section 2.02 as a date on which the Borrower requests Loans to be made hereunder.

“Borrowing Request” has the meaning assigned to such term in Section 2.02(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Frankfurt am Main, Germany are authorized or required by law to close.

“Capital Expenditures” means, for any period, any and all expenditures made by the Borrower or any of its Subsidiaries in such period for assets added to or reflected in its property, plant and equipment accounts or other similar capital asset accounts or comparable items or any other capital expenditures that are, or should be, set forth as “additions to plant, property and equipment” on the financial statements of the Borrower and its Subsidiaries prepared in accordance with GAAP, whether such asset is purchased for cash or by the incurrence of Indebtedness, accrued as a liability or otherwise.  Notwithstanding the foregoing, Capital Expenditures shall not include capital expenditures funded with Net Proceeds which represent the repair, replacement, substitution, restoration of or reinvestment in property in accordance with Section 2.04(b).

“Capital Lease Obligations” means all monetary obligations of the Borrower and its Subsidiaries under any leasing or similar arrangement conveying the right to use real or personal property, or a combination thereof, which, in accordance with GAAP, is required to be classified and accounted for as capital leases, and the amount of such monetary obligations shall be the capitalized amount thereof determined in accordance with GAAP and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease or other arrangement prior to the first date on which such lease may be terminated by the lessee without payment of a penalty.

“Cash Equivalents” means Permitted Investments.

“Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding any such Consolidated Interest Expense not payable in cash (such as, for example, amortization of discount and amortization of debt issuance costs).

“Change of Control” means any one or more of the following events shall occur and be continuing:

     (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing 35% or more (or 40% or more in the case of any such “person” or “group” that is, on the Effective Date, the beneficial owner (as defined above) of 25% or more of such Voting Stock) of the voting power of the total outstanding Voting Stock of the Parent;

    (ii) since the Effective Date, individuals who on such date constituted the board of directors of the Parent (together with any new directors whose election to the Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of the majority of the directors of the Parent then still in office who were either directors on such date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Parent then in office;

     (iii) at any time a “Change of Control” (or any other defined term having a similar purpose) occurs under any Material Indebtedness or any Holdings Material Indebtedness;

    (iv) Parent at any time ceases to own, directly or indirectly, 100% of the Equity Interests of the Holdings Guarantor or ceases to have the power to vote, or direct the voting of, any such Equity Interests of Parent;

    (v) Parent, at any time prior to the occurrence of the Permitted Transfer, ceases to own, directly or indirectly, 100% of the Equity Interests of Flexsys AG or ceases to have the power to vote, or direct the voting of, any such Equity Interests;

    (vi) the Holdings Guarantor at any time ceases to own directly 76.09% of the Equity Interests of the Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests;

    (vii) Flexsys AG at any time ceases to own directly, prior to the occurrence of the Permitted Transfer, 23.91% of the Equity Interests of the Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests; or

    (viii) after the Permitted Transfer, Flexsys Holdings B.V. ceases to own directly 23.91% of the Equity Interests of the Borrower or ceases to have the power to vote, or direct the voting of, any such Equity Interests.

For purposes of this definition, a Person shall not be deemed to have beneficial ownership of Voting Stock subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Charges” has the meaning assigned to such term in Section 9.09.

“Closing Certificate” means a certificate substantially in the form of Exhibit G.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan hereunder on the Effective Date.  The amount of each Lender’s Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.  The aggregate amount of the Lenders’ Commitments is $74.0 million.

“Communications” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, any Loan Party or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents, including all Approved Electronic Communications.

“Compliance Certificate” has the meaning assigned to such term in Section 5.01(a) and shall be substantially in the form of Exhibit D.

“Consolidated EBITDA” means, for any period, the sum of Consolidated Net Income for such period, plus, without duplication, the following to the extent deducted in calculating such Consolidated Net Income:  (a) Consolidated Interest Expense for such period, (b) income tax expense determined on a consolidated basis in accordance with GAAP (it being understood and agreed that notwithstanding anything to the contrary herein or as may be required under GAAP, Permitted Tax Distributions actually made in cash during such period shall be deemed to constitute income tax expense paid in cash during such period), (c) depreciation expense determined on a consolidated basis in accordance with GAAP, (d) amortization expense determined on a consolidated basis in accordance with GAAP, (e) any unusual or non-recurring non-cash charges (including any impairment charge or asset write-off pursuant to GAAP) (provided that if any such non-cash charge represents an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (f) non-cash stock compensation expenses, including any such non-cash expenses arising from stock options, stock grants or other equity-incentive programs, the granting of stock appreciation rights and similar arrangements, (g) to the extent the related loss is not added back in calculating such Consolidated Net Income, proceeds of business interruption insurance policies to the extent of such related loss and (h) costs and expenses arising from the Transactions not otherwise capitalized not to exceed $1.0 million, which were incurred on or prior to the date that is six months after the Effective Date; and minus, without duplication, (i) all non-cash items increasing such Consolidated Net Income (excluding (x) any non-cash item to the extent that it represents an accrual of cash receipts to be received in a subsequent period and (y) the amount attributable to minority interests) and (ii) any unusual or non-recurring gains.

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect any Asset Sales consummated at any time on or after the first day of the Test Period thereof as if each such Asset Sale had been effected on the first day of such Test Period.

Notwithstanding the foregoing (i) Consolidated EBITDA for the Fiscal Quarter of the Borrower and its Subsidiaries ended September 30, 2008 shall be deemed to be $9,596,468, (ii) Consolidated EBITDA for the Fiscal Quarter of the Borrower and its Subsidiaries ended December 31, 2008 shall be deemed to be $10,179,931 and (iii) Consolidated EBITDA for the Fiscal Quarter of the Borrower and its Subsidiaries ended March 31, 2009 shall be deemed to be $5,161,000.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of:

(a)           Cash Interest Expense for such period (net of interest income actually received in cash during such period);

(b)           all cash payments in respect of income taxes made during such period (it being understood and agreed that notwithstanding anything to the contrary herein or as may be required under GAAP, Permitted Tax Distributions actually made in cash during such period shall be deemed to constitute cash payments in respect of income taxes made during such period) (net of any cash refund in respect of income taxes actually received during such period); and

(c)           the principal amount of all scheduled amortization payments on all Indebtedness (including the principal component of all Capital Lease Obligations) of the Borrower and its Subsidiaries for such period (as determined on the first day of the respective period).

Notwithstanding the foregoing, solely for purposes of calculating the Fixed Charge Coverage Ratio, (i) Cash Interest Expense shall be deemed to be $2,220,000 for each of the Fiscal Quarters of the Borrower and its Subsidiaries ended September 30, 2008, December 31, 2008 and March 31, 2009 and (ii) cash payments in respect of income taxes shall be deemed to be $2,606,344 for the Fiscal Quarter of the Borrower and its Subsidiaries ended September 30, 2008, $2,911,096 for the Fiscal Quarter of the Borrower and its Subsidiaries ended December 31, 2008 and $1,409,360 for the Fiscal Quarter of the Borrower and its Subsidiaries ended March 31, 2009.

“Consolidated Indebtedness” means, at a particular date, the aggregate stated balance sheet amount of all Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP at such date (excluding PLPA Indebtedness), plus, without duplication, the principal amount of Indebtedness of the Borrower and its Subsidiaries constituting original issue discount.

“Consolidated Interest Expense” means, for any period, the sum, without duplication, of:

    (a)           the interest expense of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied (including (i) amortization of debt issuance costs and debt discount, (ii) the net payments, if any, under Hedging Agreements (including amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) accrued interest and (v) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers-acceptance financings);

(b)           the interest component of all Capital Lease Obligations paid or accrued during such period; and

(c)           all interest capitalized during such period.

Consolidated Interest Expense and Cash Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with the Transactions and Asset Sales as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such Test Period.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied; provided that (i) notwithstanding anything to the contrary herein or as may be required under GAAP, the aggregate amount of Permitted Tax Distributions actually made in cash during such period shall be deemed to constitute income tax expense paid in cash during such period and (ii) there shall not be included in such Consolidated Net Income:

(a)           any extraordinary gains or losses or expenses;

            (b)           any net income or loss of any Person if such Person is not a Subsidiary, except Consolidated Net Income shall be increased by the amount of cash actually distributed by such Person during such period to the Borrower or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Subsidiary, to the limitations contained in clause (c) below);

            (c)           the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time permitted, directly or indirectly, without prior approval (that has not been obtained), pursuant to the terms of its charter or any agreement, instrument and governmental regulation applicable to such Subsidiary or its equityholders;

            (d)           any gain or loss realized upon the sale or other disposition of (x) any assets which is not sold or otherwise disposed of in the ordinary course of business or (y) any Equity Interests of any Person; and

            (e)           the cumulative effect of a change in accounting principles.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether by ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“CPA” means the ACMS-Agreement (Vereinbarung über ein Automatisches Cash-Management System (ACMS)) made between, inter alia, the Holdings Guarantor, the Borrower and Commerzbank AG, which was signed by Commerzbank AG on June 6, 1998, as amended.

“Debt Incurrence” has the meaning assigned to such term in Section 2.04(b)(i).

“Default” means any Event of Default and any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” has the meaning assigned to such term in Section 2.11(b).

“Destruction” means any and all damage to, or loss or destruction of, or loss of title to, all or any portion of the Property of the Borrower or any of its Subsidiaries.

“Dollar Equivalent” means, as to any amount denominated in any currency other than Dollars as of any date of determination, the amount of Dollars that would be required to purchase the amount of such currency based upon the Spot Selling Rate as of such date, and as to any amount denominated in Dollars, such amount in Dollars.

“Dollars” or “$” means lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.08).

“Environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

“Environmental Claim” means any accusation, allegation, notice of violation, claim, demand, order, directive, proceeding, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any other Person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Remedial Action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the Environment caused by any Hazardous Material, or for fines, penalties or restrictions, resulting from or based upon:  (a) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of, or any other potential liability arising under, any Environmental Law or Environmental Permit.

“Environmental Laws” means any and all applicable treaties, laws (including common law), statutes, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions or binding agreements or other Requirements of Law issued, promulgated or entered into by any Governmental Authority, relating in any way to the protection of public health from environmental hazards, protection of the Environment, preservation or reclamation of natural resources, natural resource damages, occupational safety or health, the management, Release or threatened Release of, or exposure to, any Hazardous Material, and any and all Environmental Permits.

“Environmental Liability” means any liability, contingent or otherwise (including, but not limited to, any liability for damages, natural resource damage, costs of environmental investigation, remediation and other response costs, administrative oversight costs, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) the existence, or the continuation of the existence, of a Release or threatened Release (including sudden or non-sudden, accidental or non-accidental Releases); (b) exposure to any Hazardous Material; (c) the presence, generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.

“Environmental Permit” means any permit, approval, authorization, certificate, license, registration, notification, exemption, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.

“Equity Interests” means shares of capital stock, partnership interests, membership interests or shareholdings in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“Equity Rights” means all securities convertible or exchangeable for Equity Interests and all warrants, options or other rights to purchase or subscribe for any Equity Interests, whether or not presently convertible, exchangeable or exercisable.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D.

“Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.

“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Executive Order” has the meaning assigned to such term in Section 3.20(a).

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the confidential Fee Letter, dated May 5, 2009, between the Borrower and Jefferies Finance LLC.

“Financial Covenants” means those covenants and agreements of the Loan Parties set forth in Sections 6.12 through 6.15, inclusive.

“Financial Officer” of any corporation, partnership or other entity means, the financial manager, the managing director, the chief financial officer, the chief executive officer, the principal accounting officer, treasurer, assistant treasurer or controller of such corporation, partnership or other entity.

“Fiscal Quarter” means any quarter of a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2009 Fiscal Year”) refer to the Fiscal Year ending December 31 occurring during such calendar year.

“Flexsys AG” means a stock corporation incorporated under the laws of Switzerland and registered with the Trade Registry under the registration no. CH-170.3.017.176-6-Zug, having its registered address at Bahnhofstrasse 23, CH-6301 Zug, Switzerland.

“Fixed Charge Coverage Ratio” means, for any Test Period, the ratio of (a) (i) Consolidated EBITDA for such Test Period minus (ii) the aggregate amount of Capital Expenditures for such Test Period to (b) Consolidated Fixed Charges for such Test Period.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof (including pursuant to a “synthetic lease”), (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, and the term “Guaranteed” shall have a meaning correlative thereto; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business of the Borrower and its Subsidiaries.  The amount of the obligation under any Guarantee shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (including principal, interest and fees) and (b) the maximum amount for which such guarantor may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guarantor may be liable are not stated or determinable, in which case the amount of the obligation under such Guarantee shall be such guarantor’s maximum reasonably anticipated liability in respect thereof as determined by the guarantor in good faith; irrespective, in any such case, of any amount thereof that would, in accordance with GAAP, be required to be reflected on a balance sheet of such Person.

“Guarantee Agreements” means, collectively, the Holdings Guarantee Agreement and the Subsidiary Guarantee Agreement.

“Guarantors” means, collectively, the Holdings Guarantor and the Subsidiary Guarantors, if any.

“Hazardous Materials” means all pollutants, contaminants, wastes, substances, chemicals, materials and constituents, including crude oil, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing equipment, radon or any other radioactive materials including any source, special nuclear or by-product material, mold, fungi, or other biological materials of any nature, which could reasonably be expected to have an adverse effect on human health or the environment, or which can give rise to liability under, or are subject to regulation pursuant to, any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and any swap, forward, future or derivative transaction or option and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rate, currency values or commodity prices.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Holdings Guarantee Agreement” means the Holdings Guarantee Agreement, substantially in the form of Exhibit H, made on the Effective Date by the Holdings Guarantor.

“Holdings Guarantor” has the meaning assigned to such term in the preamble hereto.

“Holdings Intercompany Loan” means the Intercompany Loan to be made by the Borrower to the Holdings Guarantor on the Effective Date in an aggregate principal amount not exceeding the Net Proceeds of the Loans (but in any event in an aggregate principal amount equal to at least $62.0 million).

“Holdings Material Indebtedness” means Indebtedness (other than (i) any intercompany Indebtedness among the Holdings Guarantor and Parent and their Subsidiaries and (ii) the Guarantee under the Holdings Guarantee Agreement) and Hedging Obligations of the Holdings Guarantor, individually or in an aggregate principal amount exceeding $5.0 million.  For purposes of determining Holdings Material Indebtedness, the “principal amount” of any Hedging Obligations of the Holdings Guarantor at any time shall be the Termination Value thereof at such time.

“Increased Cost Lender” has the meaning assigned to such term in Section 2.18.

“Indebtedness” of any Person means, without duplication, (i) obligations of such Person for borrowed money or evidenced by bonds, debentures, notes and similar instruments; (ii) all Capital Lease Obligations of such Person; (iii) all Indebtedness of others secured by any Lien on any Property of such Person, whether or not the obligations secured thereby have been assumed; provided that if such Indebtedness shall not have been assumed by such Person and is otherwise non-recourse to such Person, the amount of such obligation treated as Indebtedness shall not exceed the fair market value of such Property; (iv) all indebtedness of such Person representing the deferred purchase price of Property or services (excluding (A) trade payables and accrued expenses incurred in the ordinary course of business of the Borrower and its Subsidiaries and (B) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable); (v) all obligations of such Person for the reimbursement of any obligor in respect of letters of credit (whether drawn or undrawn), letters of guaranty (whether drawn or undrawn), bankers’ acceptances and similar credit transactions; (vi) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person; (vii) all net Hedging Obligations; and (viii) all Guarantees by such Person in respect of liabilities, obligations or indebtedness of the kind described in clauses (i) through (vii).  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such Person is not liable therefor.  The amount of any net Hedging Obligations on any date shall be deemed to be the Termination Value.

“Indemnified Taxes” has the meaning assigned to such term in Section 2.14(a).

“Information” has the meaning assigned to such term in Section 9.16.

“Information Memorandum” means the confidential information memorandum dated April 2009 in the form approved by the Borrower concerning the Holdings Guarantor and the Borrower which, at the Borrower’s request and on its behalf, was prepared in relation to this transaction and distributed by the Arranger and the Bookrunner to selected financial institutions before the date of this Agreement.

“Interest Payment Date” means, with respect to any Loan, (a) the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and (b) the date of any refinancing of such Borrowing with a Borrowing of a different Type.

“Interest Period” means (a) as to any Eurodollar Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2 or 3 months thereafter, as the Borrower may elect; or (b) as to any ABR Borrowing, the period commencing on the date of such Borrowing (including any date on which such Borrowing shall have been converted from a Borrowing of a different Type) or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as the case may be, and ending on the earliest of (i) the next succeeding March 31, June 30, September 30 or December 31, (ii) the Maturity Date and (iii) the date such Borrowing is prepaid in accordance with Section 2.04 or converted in accordance with Section 2.03; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day.  Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Investment” has the meaning assigned to such term in Section 6.04.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.21.

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 9.21.

“Leased Real Property” means each parcel of Real Property leased, subleased or otherwise occupied or utilized by any Loan Party, as lessee, where the aggregate annual rent, as of the Effective Date, with respect to such Property is in excess of $100,000.

“Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lender Appointment Period” has the meaning assigned to such term in Section 8.06.

“Lender Parties” has the meaning assigned to such term in Section 9.20.

“Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.04 for so long as such initial Lender or Person, as the case may be, shall be a party to this Agreement as a Lender.

“LIBO Rate” means, as with respect to any Interest Period for any Eurodollar Borrowing, the greater of (x) the rate determined by the Administrative Agent to be the offered rate for deposits in Dollars for the applicable Interest Period appearing on the Reuters LIBOR01 Screen as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each Interest Period.  In the event that such rate does not appear on the Reuters LIBOR01 Screen (or otherwise on the Reuters screen), the LIBO Rate for the purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, the LIBO Rate shall be the rate of interest determined by the Administrative Agent to be the rate per annum at which the Administrative Agent is offered deposits in Dollars in immediately available funds in the London interbank market at 11:00 a.m. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to its portion of the amount of such Eurodollar Borrowing for a period equal to such Interest Period and (y) 3.50% per annum.

“Lien” means, with respect to any Property, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, encumbrance, charge, assignment, hypothecation or security interest in or on such Property, or any arrangement to provide priority or preference or any filing of any notice of lien under any applicable notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such Property, (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities and (d) any other agreement intended to give or create any of the foregoing.

“Loan Documents” means this Agreement, any Guarantee Agreement, and, solely for purposes of Section 7.01(a), the Fee Letter.

"Loan Parties" means the Borrower and the Subsidiary Guarantors.

“Loans” means the Loans made pursuant to Section 2.01(a).

“Material Adverse Effect” means (a) a material adverse effect on the business, assets, operations, properties, prospects or financial condition of the Borrower and its Subsidiaries, taken as a whole, or (b) material impairment of the ability of the Holdings Guarantor or any of the Loan Parties to perform their obligations under any Loan Document or (c) material impairment of the rights of or benefits available to the Lenders or the Administrative Agent under any Loan Document.

“Material Indebtedness” means Indebtedness (other than (i) any intercompany Indebtedness among the Borrower and Parent and their respective Subsidiaries and (ii) the Loans, and in the case of the Subsidiary Guarantors, the Guarantees under the Subsidiary Guarantee Agreement) and Hedging Obligations of any one or more of the Loan Parties and their respective Subsidiaries, individually or in an aggregate principal amount exceeding $1.0 million.  For purposes of determining Material Indebtedness, the “principal amount” of any Hedging Obligations of such Loan Party or Subsidiary at any time shall be the Termination Value thereof at such time.

“Maturity Date” means the second anniversary of the Effective Date.

“Maximum Rate” has the meaning assigned to such term in Section 9.09.

“Maximum Trade Payables” means, with respect to any date of determination, the aggregate amount of trade payables of the Loan Parties and their respective Subsidiaries that are outstanding on such date as determined on a consolidated basis in accordance with GAAP.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Net Proceeds” means, with respect to any Debt Incurrence, Asset Sale, Destruction or Taking, (a) the cash proceeds actually received in respect of such event, including (i) any cash received in respect of any non-cash proceeds, but only as and when received, and (ii) in the case of a Destruction or a Taking, insurance proceeds, condemnation awards and similar payments, only to the extent in excess of $500,000 in the aggregate for all such events in any Fiscal Year, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and its Subsidiaries in connection with such event, (ii) the amount of all taxes paid (or reasonably and in good faith estimated to be payable) by the Borrower and its Subsidiaries in connection with such event, including any withholding taxes imposed on the repatriation of proceeds, (iii) in the case of an Asset Sale, Destruction or Taking, the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by a Lien on the properties subject to such Asset Sale, Destruction or Taking (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such Asset Sale, Destruction or Taking) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties), and (iv) the amount of any reasonable reserves established by, and reflected on the financial statements of, the Borrower and its Subsidiaries in accordance with GAAP (other than any taxes deducted pursuant to clause (ii) above) (x) associated with the assets that are the subject of such event and (y) retained by the Borrower or any of its Subsidiaries to fund contingent liabilities that are directly attributable to such event and that are reasonably estimated to be payable by the Borrower or any of its Subsidiaries within six months following the date that such event occurred (other than in the case of contingent tax liabilities, which shall be reasonably estimated to be payable within the current or immediately succeeding tax year); provided that any amount by which such reserves are reduced for reasons other than payment of any such contingent liabilities shall be considered “Net Proceeds” on the date of such reduction.

“Non-Consenting Lender” has the meaning assigned to such term in Section 2.18.

“Note” means a note substantially in the form of Exhibit F.

“Obligations” means, collectively, the Loans and all other amounts, obligations, covenants and duties owing by the Holdings Guarantor or any Loan Party to the Administrative Agent, any Lender, any Affiliate of any of them or any Indemnitee, of every type and description (whether by reason of an extension of credit, loan, guaranty, indemnification or otherwise), present or future, arising under this Agreement or any other Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired and whether or not evidenced by any note, guaranty or other instrument or for the payment of money, including all fees, interest (including interest accruing after the maturity of the Loans made to the Borrower and interest accruing (or that would accrue but for the commencement of any bankruptcy, insolvency, reorganization or like proceeding) after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), premiums, charges, expenses, attorneys’ fees and disbursements and other sums chargeable to the Holdings Guarantor or any Loan Party under this Agreement or any other Loan Document.

“Organizational Document” means (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents) and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized Equity Interests, (ii) relative to each Person that is a limited liability company, its articles of association (or similar documents) and any other similar arrangements applicable to any membership interests or other Equity Interests in such Person, (iii) relative to each Person that is a limited partnership, its partnership agreement (or similar documents) and any other similar arrangements applicable to any partnership interests or other Equity Interests in such Person, (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and any other similar arrangements applicable to any partnership interests or other Equity Interests in such Person and (v) relative to any Person that is any other type of legal entity, such documents as shall be the functional legal equivalent of the foregoing.

“Other Taxes” has the meaning assigned to such term in Section 2.14(b).

“Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent” means Solutia Inc., a Delaware corporation.

“Parent Entity” means Parent and any Subsidiary of Parent (other than the Holdings Guarantor and its Subsidiaries).

“Parent Material Indebtedness” means Indebtedness and Hedging Obligations of any one or more of the Parent Entities, individually or in an aggregate principal amount exceeding $25.0 million.  For purposes of determining Parent Material Indebtedness, the “principal amount” of any Hedging Obligations of such Parent Entity at any time shall be the Termination Value thereof at such time.

“Participant” has the meaning assigned to such term in Section 9.04(f).

“PATRIOT Act” has the meaning assigned to such term in Section 9.19.

“Pension Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party.

“Permitted Investments” means:

(a)           marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in each case maturing within one year from the date of acquisition thereof;

(b)           marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(c)           commercial paper issued by any Person organized in the United States of America and maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(d)           time deposits, demand deposits, certificates of deposit, Eurodollar time deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof or overnight bank deposits, in each case, issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or any U.S. branch of a foreign bank, in any case, having at the date of acquisition thereof combined capital and surplus of not less than $500.0 million;

(e)           repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (d) above;

(f)           non-Dollar denominated (i) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank having combined capital and surplus of not less than $500.0 million (or the Dollar Equivalent thereof); which is organized and existing under the laws of the country in which a Loan Party maintains its chief executive office or principal place of business or is organized provided such country is a member of the Organization for Economic Cooperation and Development, and which has a short-term commercial paper rating of at least A-1 or the equivalent thereof from S&P or of at least P-1 or the equivalent thereof from Moody’s (any such bank being an “Approved Foreign Bank”) and maturing within one year of the date of acquisition and (ii) equivalents of demand deposit accounts which are maintained with an Approved Foreign Bank;

(g)           readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of any member nation of the European Union (and the United Kingdom) whose legal tender is the Euro or British Pounds Sterling and which are denominated in Euros or British Pounds Sterling or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Loan Party organized in such jurisdiction, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s or a comparable rating from an international recognized rating agency; provided that the full faith and credit of any such member nation of the European Union is pledged in support thereof; and

(h)           investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (g) above.

“Permitted Lien” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing” means, with respect to any Indebtedness, any refinancing, refunding, extension or renewal thereof; provided, however, that any such refinanced, refunded, extended or renewed Indebtedness shall (a) not have a final maturity date or Weighted Average Life to Maturity, respectively, that is shorter than the final maturity date or Weighted Average Life to Maturity, respectively, of the Indebtedness being refinanced, refunded, extended or renewed, (b) be at least as subordinate to the Loans and other Obligations as the Indebtedness being refinanced, refunded, extended or renewed (and unsecured if the refinanced, refunded, extended or renewed Indebtedness is unsecured), and the covenants, events of default and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being refinanced, refunded, extended or renewed and (c) be in an aggregate principal amount (or accreted value, if applicable) that does not exceed the aggregate principal amount (or accreted value, if applicable) of the Indebtedness so refinanced, refunded, extended or renewed, plus an amount equal to all accrued and unpaid interest thereon, plus the stated amount of any premium and other reasonable amounts required to be paid in connection with such refinancing, refunding, extension or renewal pursuant to the terms of the Indebtedness being refinanced, refunded, extended or renewed, plus the amount of reasonable expenses of the Borrower or any of its Subsidiaries incurred in connection with such refinancing, refunding, extension or renewal.

“Permitted Tax Distributions” has the meaning assigned to such term in clause (iv) of Section 6.07.

“Permitted Transfer” means the sale, transfer or other disposition by Flexsys AG of all of the Equity Interests in the Borrower that are held by it (i.e., the 23.91% of the Equity Interests of the Borrower) to Flexsys Holdings B.V. (including a transaction involving the dissolution, liquidation (or otherwise) or merger of Flexsys AG into Flexsys Holdings B.V.).

“Person” or “person” means any natural person, corporation, trust, joint venture, association, company, partnership, limited liability company, Governmental Authority or other entity.

“PLPA” means the profit and loss pooling agreement (Beherrschungs- und Gewinnabführungsvertrag) between the Borrower and the Holdings Guarantor dated December 12, 2008, as amended on April 23, 2009.

“PLPA Indebtedness” means the Indebtedness permitted under Section 6.01(xii).

“Preferred Equity Interests” means, with respect to any Person, any and all preferred or preference Equity Interests (however designated) of such Person, whether or not outstanding or issued on the Effective Date.

“Pro Forma Basis” means (i) on a pro forma basis in accordance with Regulation S-X under the Exchange Act; and (ii) for purposes of calculating Consolidated EBITDA in connection with an Investment or an Asset Sale and with respect to compliance with any test or covenant hereunder, the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such covenant: (a) income statement items (whether positive or negative) attributable to the Property or Person subject to such transaction, (i) in the case of an Investment shall be included and (ii) in the case of an Asset Sale of all or substantially all of the assets of or all of the Equity Interests of any Subsidiary of the Borrower or any division or project line of the Borrower or any of its Subsidiaries, shall be excluded, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Borrower or any of its Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that the foregoing pro forma adjustments may be applied solely to the extent such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events that are (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Borrower and its Subsidiaries and (z) factually supportable.

“Process Agent” has the meaning assigned to such term in Section 9.15(c).

“Projected Financial Statements” has the meaning assigned to such term in Section 3.15(c).

“Property” or “property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including any ownership interests of any Person.

“Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of an advance under a Loan Document and is (i) acting through a lending office qualifying as a permanent establishment or permanent representative in Germany provided that the Lender’s part of the Loans is effectively connected with such permanent establishment or permanent agent or (ii) a Treaty Lender.

“Real Property” means all right, title and interest of any Subsidiary in and to a parcel of real property owned or leased by any Subsidiary together with, in each case, all improvements and appurtenant fixtures, easements and other property and rights incidental to the ownership, lease or operation thereof.

“Register” has the meaning assigned to such term in Section 9.04(d).

“Regulation D” means Regulation D of the Board of Governors as from time to time in effect.

“Regulation U” means Regulation U of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board of Governors as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and such Person’s and such Person’s Affiliates respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Requirement of Law” means, as to any Person, collectively, any and all requirements of an arbitrator or a court or other Governmental Authority, including any and all laws, judgments, orders, decrees, ordinances, rules, regulations or statutes, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Requisite Lenders” means, at any time, Lenders having more than 50% of the aggregate outstanding amount of all Loans at such time.

“Restricted Payment” means any direct or indirect dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests or Equity Rights in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests or Equity Rights in the Borrower or any Subsidiary.  Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.

“Restricting Information” has the meaning assigned to such term in Section 9.18(a).

“RP Basket Amount” means:

(a)  if the Specified Restricted Payment or Specified Investment is made or proposed to be made on or prior to June 30, 2010, 75% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Borrower earned during the period beginning on July 1, 2009 and ending on the last day of the Borrower’s most recent fiscal quarter ending prior to the date the Specified Restricted Payment or Specified Investment occurs for which financial statements are available (the “Reference Date”); and

(b)   if the Specified Restricted Payment or Specified Investment is made or proposed to be made after June 30, 2010, the sum of (i) 75% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Borrower earned during the period beginning on the first day of the first fiscal quarter after the Effective Date and ending on the June 30, 2010 and (ii) 25% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income is a loss, minus 100% of such loss) of the Borrower earned during the period beginning on July 1, 2010 and ending on last day of the Borrower’s most recent fiscal quarter ending prior to the Reference Date.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Small Asset Sale” means any sale or other disposition by the Borrower or any of its Subsidiaries, of Property, that, when taken together with the fair market value of any other Property sold or otherwise disposed of by the Borrower or any of its Subsidiaries in any related sales or dispositions, has an aggregate fair market value of not more than $100,000.

“Specified Investments” has the meaning assigned to such term in clause (xiv) of Section 6.04.

“Specified Restricted Payments” has the meaning assigned to such term in clause (iii) of Section 6.07.

“Spot Selling Rate” means, on any date of determination, the spot selling rate determined by the Administrative Agent which shall be the spot selling rate posted by Reuters on its website for the sale of the applicable currency for Dollars at approximately 5:00 p.m., New York City time, on the prior Business Day; provided that if such rate is not available, such rate shall be the spot selling rate posted by the Federal Reserve Bank of New York on its website for the sale of the applicable currency for Dollars at approximately 5:00 p.m., New York City time, on the prior Business Day.

“Subordinated Debt” means Indebtedness of the Borrower or any Subsidiary, that is by its terms expressly subordinated in right of payment to the Obligations of the Borrower or such Subsidiary, as applicable, but excluding intercompany Indebtedness.

“Subsidiary” means, with respect to any Person (“parent”), (i) any corporation, limited liability company, association or other business entity of which more than 50% of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors of such corporation, limited liability company, association or other business entity (irrespective of whether at the time any other class or classes of Equity Interests of such corporation, limited liability company, association or other business entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by the parent, by the parent and one or more other Subsidiaries of the parent, or by one or more other Subsidiaries of the parent; (ii) any partnership of which more than 50% of the outstanding partnership interests having the power to act as a general partner of such partnership (irrespective of whether at the time any partnership interests other than general partnership interests of such partnership shall or might have voting power upon the occurrence of any contingency) are at the time directly or indirectly owned by the parent, by the parent and one or more other Subsidiaries of the parent, or by one or more other Subsidiaries of the parent; or (iii) any other Person that is otherwise Controlled by the parent, by the parent and one or more other Subsidiaries of the parent, or by one or more other Subsidiaries of the parent.  Unless otherwise indicated, when used in this Agreement, the term “Subsidiary” shall refer to a Subsidiary of the Borrower.

“Subsidiary Guarantee Agreement” means each Subsidiary Guarantee Agreement, made after the Effective Date by one or more Subsidiary Guarantors, if any, in form and substance to be reasonably agreed upon by each of the Borrower and the Administrative Agent pursuant to the penultimate paragraph of Section 6.04.

“Subsidiary Guarantor” means each of the Borrower’s Subsidiaries that Guarantees the Obligations pursuant to the Subsidiary Guarantee Agreement and has not been released from such guarantee.

“Taking” means any taking of any Property of the Borrower or any Subsidiary or any portion thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, general or special, or by reason of the temporary requisition or use of any Property of the Borrower or any other Loan Party or any portion thereof, by any Governmental Authority.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Loan Document.

“Tax Return” means all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Terminated Lender” has the meaning assigned to such term in Section 2.18.

“Termination Value” means, on any date in respect of any Hedging Agreement, after taking into account the effect of any netting agreement relating to such Hedging Agreement, (a) if such Hedging Agreement has been terminated as of such date, an amount equal to the termination value determined in accordance with such Hedging Agreement and (b) if such Hedging Agreement has not been terminated as of such date, an amount equal to the mark-to-market value for such Hedging Agreement, which mark-to-market value shall be determined by the Administrative Agent by reference to one or more mid-market or other readily available quotations provided by any recognized dealer (including any Lender or an Affiliate of any Lender or the Administrative Agent) of such Hedging Agreements.

“Test Period” means (i) for the covenants contained in Sections 6.12 and 6.13, the four consecutive complete Fiscal Quarters then last ended as of the date closest to each date listed under the heading “Date” therein and (ii) for all other provisions in this Agreement, the four consecutive complete Fiscal Quarters then last ended as of the time indicated.  Except as otherwise set forth herein, compliance with such covenants shall be tested, as of the end of each Test Period, on the date on which the financial statements pursuant to Sections 5.01(a) or 5.01(b) have been, or should have been, delivered for the applicable fiscal period.  For the avoidance of doubt, it is expressly understood and agreed that where the permissibility of a transaction or designation hereunder depends upon compliance with (i) the covenant contained in Section 6.12 at any date of determination prior to the completion of the second full Fiscal Quarter following the Effective Date, the term “Test Period” means the period of four consecutive complete Fiscal Quarters then last ended as of such date of determination, and for purposes of compliance with the covenant set forth in Section 6.12, the applicable ratio specified in Section 6.12, for such Test Period shall be the ratio set forth opposite the first date listed under the heading “Date” in Section 6.12; and (ii) the covenant contained in Section 6.13 at any date of determination prior to the completion of the first full Fiscal Quarter following the Effective Date, the term “Test Period” means the period of four consecutive complete Fiscal Quarters then last ended as of such date of determination, and for purposes of compliance with the covenant set forth in Section 6.13, the applicable ratio specified in Section 6.13 for such Test Period shall be the ratio set forth opposite the first date listed under the heading “Date” in Section 6.13.

“Total Leverage Ratio” means, at any date, the ratio of (a) Consolidated Indebtedness as of such date to (b) Consolidated EBITDA for the Test Period most recently ended.

“Trade Days Payables” means, with respect to any date of determination, for the Loan Parties and their respective Subsidiaries the product of (A) trade payables that are outstanding on the last day of the Borrower’s most recent Fiscal Quarter  as determined on a consolidated basis in accordance with GAAP; and (B) 365 days; divided by (C) the costs of goods sold in the ordinary course of business for the four consecutive complete Fiscal Quarters then last ended as determined on a consolidated basis in accordance with GAAP.

“Transactions” means, collectively, the transactions to occur on or prior to the Effective Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the Borrowings hereunder on the Effective Date; (b) the extension of the Holdings Intercompany Loan, and (c) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.

“Treasury Services Agreements” means, with respect to the Borrower or any of its Subsidiaries, any direct or indirect liability, contingent or otherwise, of such Person in respect of cash pooling services, cash management services (including treasury, depository, overdraft (daylight and temporary), credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith to the extent provided for in the documents evidencing such cash management services.

“Treaty Lender” means a Lender which (a) is treated as a resident of a Treaty State for the purposes of the Treaty; (b) does not carry on a business in Germany through a permanent establishment with which that Lender’s participation in the Loan is effectively connected, and (c) is entitled under the provisions of an applicable double taxation agreement with Germany (subject to the completion of any necessary procedural formalities) to receive any and all payments under a Loan Document without a Tax Deduction or to be able to receive a full tax refund.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with Germany which makes provision for full exemption from tax imposed by Germany on interest.

“Type”, when used in respect of any Loan or Borrowing, refers to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined.  For purposes hereof, “Rate” means the Adjusted LIBO Rate or the Alternate Base Rate, as applicable.

“Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the original aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each scheduled installment, sinking fund, serial maturity or other required payment of principal including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.02. Types of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”).  Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally; Currency Translation; Accounting Terms; GAAP. (a)  The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise or otherwise specified in any applicable Loan Document, (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.  For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Selling Rate in effect on the Business Day immediately preceding the date of such transaction or determination and the permissibility of actions taken under Article VI shall not be affected by subsequent fluctuations in exchange rates (provided that if Indebtedness is incurred to refinance or renew other Indebtedness, and such refinancing or renewal would cause the applicable Dollar denominated limitation to be exceeded if calculated at the Spot Selling Rate in effect on the Business Day immediately preceding the date of such refinancing or renewal, such Dollar denominated restriction shall be deemed not to have been exceeded so long as (x) such refinancing or renewal Indebtedness is denominated in the same currency as such Indebtedness being refinanced or renewed and (y) the principal amount of such refinancing or renewal Indebtedness does not exceed the principal amount of such Indebtedness being refinanced or renewed except as permitted by the definition of Permitted Refinancing.  For purposes of this Agreement and the other Loan Documents, unless the context otherwise requires, the word “foreign” shall refer to jurisdictions other than the United States, the States thereof and the District of Columbia.

(b) Except as otherwise specified, if any payment under this Agreement or any other Loan Document shall be due on any day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and in the case of any payment accruing interest, interest thereon shall be paid for the period of such extension.

(c) All terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that for purposes of determining compliance with the covenants contained in Article VI, all accounting terms herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP as in effect on the Effective Date and applied on a basis consistent with the application used in the financial statements referred to in Section 3.05(a).

(d) For purposes of determining compliance with the Financial Covenants, the Dollar amount of any item denominated in Euros shall be calculated based on the following rates:

Date	Ratio
June 30, 2009	1.35:1.00
September 30, 2009	1.35:1.00
December 31, 2009	1.35:1.00
March 31, 2010	1.34:1.00
June 30, 2010	1.34:1.00
September 30, 2010	1.34:1.00
December 31, 2010	1.34:1.00
March 31, 2011	1.34:1.00

SECTION 1.04. Resolution of Drafting Ambiguities.  Each of the Holdings Guarantor and the Borrower (on behalf of itself and the other Loan Parties) acknowledges and agrees, that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE LOANS

SECTION 2.01. Commitments.  (a)  Subject to the terms and conditions hereof, each Lender severally agrees to make a single Loan in Dollars to the Borrower on the Effective Date in a principal amount equal to such Lender’s Commitment.

(b) The Loans may from time to time be (i) Eurodollar Loans, (ii) ABR Loans or (iii) a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.02 and 2.03.

(c) Each Loan shall be made on the Effective Date as part of a single Borrowing consisting of Loans of the same Type made by the Lenders ratably in accordance with their respective Commitments; provided that each Loan made by a Lender hereunder shall be subject to an original issue discount such that such Loan will result in aggregate proceeds to the Borrower in an amount equal to 95.0% of such Lender’s Commitment, which amount shall represent the amount of the proceeds of such Loan to be made available by such Lender pursuant to Section 2.02.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.  Except as specified in the proviso to the second preceding sentence, all references herein to a “Loan” or “Loans”, to “principal” or the “principal amount” of any Loan or Loans and other terms of like import shall mean 100% of the aggregate amount of the Commitments (immediately prior to the incurrence of Loans on the Effective Date).

(d) Amounts repaid or prepaid in respect of Loans may not be reborrowed.

SECTION 2.02. Procedure for Borrowing.  (a)  The Borrower may borrow under the Commitments by giving the Administrative Agent notice substantially in the form of Exhibit B (a “Borrowing Request”), which notice must be received by the Administrative Agent prior to (a) 2:00 p.m., New York City time, three Business Days prior to the requested Borrowing Date, in the case of a Eurodollar Borrowing, or (b) 2:00 p.m., New York City time, on the Business Day prior to the requested Borrowing Date, in the case of an ABR Borrowing.  The Borrowing Request for the Borrowing shall specify (i) the amount to be borrowed, (ii) the requested Borrowing Date (which shall be the Effective Date), (iii) whether the Borrowing is to be of Eurodollar Loans or ABR Loans, (iv) if the Borrowing is to be of Eurodollar Loans, the length of the initial Interest Period therefor, and (v) the location and number of the account or accounts to which funds are to be disbursed, which shall comply with the requirements of this Agreement.  If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(b) The Borrowing shall be in an aggregate principal amount equal to the aggregate amount of the Commitments.

(c) Upon receipt of the Borrowing Request, the Administrative Agent shall promptly notify each Lender of the aggregate amount of the Borrowing and of the amount of such Lender’s pro rata portion thereof, which shall be based on their respective Commitments.  Each Lender will make the amount of its pro rata portion of the Borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 9.01 prior to 10:00 a.m., New York City time, on the Borrowing Date in funds immediately available to the Administrative Agent.  Amounts so received by the Administrative Agent will promptly be made available to the Borrower by the Administrative Agent depositing in the account or accounts specified in the relevant Borrowing Request the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent.

SECTION 2.03. Conversion and Continuation Options for Loans.  (a)  The Borrower may elect from time to time to convert (i) Eurodollar Loans to ABR Loans, by giving the Administrative Agent prior notice of such election not later than 2:00 p.m., New York City time, on the Business Day prior to a requested conversion or (ii) ABR Loans to Eurodollar Loans by giving the Administrative Agent prior notice of such election not later than 2:00 p.m., New York City time, three Business Days prior to a requested conversion; provided that such conversions of Eurodollar Loans may be made only on the last day of the Interest Period with respect thereto.  Any such notice of conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor.  Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof.  All or any part of the outstanding Eurodollar Loans or ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurodollar Loan with an Interest Period in excess of one month when any Event of Default has occurred and is continuing, (ii) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the Maturity Date, and (iii) each conversion to or continuation of Eurodollar Loans shall be in a minimum principal amount of $1.0 million or a whole multiple of $500,000 in excess thereof.

(b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving prior notice to the Administrative Agent, not later than 2:00 p.m., New York City time, three Business Days prior to a requested continuation setting forth the length of the next Interest Period to be applicable to such Loans; provided that (i) no Eurodollar Loan with an Interest Period in excess of one month may be continued as such when any Event of Default has occurred and is continuing, and (ii) the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the Maturity Date; and provided, further, that if the Borrower shall fail to give any required notice as described above in this Section 2.03 or if such continuation is not permitted pursuant to the preceding proviso, then such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period (in which case the Administrative Agent shall notify the Borrower of such conversion).

(c) In connection with any Eurodollar Loans, there shall be no more than one Interest Period outstanding at any time.

SECTION 2.04. Optional and Mandatory Prepayments of Loans; Repayments of Loans.  (a)  The Borrower may at any time and from time to time prepay the Loans (without premium or penalty and subject to compliance with the terms of Section 2.15), in whole or in part, upon irrevocable notice to the Administrative Agent not later than 2:00 p.m., New York City time, (i) in the case of prepayment of Eurodollar Loans, three Business Days before the date of prepayment and (ii) in the case of prepayment of an ABR Loans, one Business Day before the date of prepayment, specifying (A) the date and amount of prepayment, and (B) whether the prepayment is of Eurodollar Loans, ABR Loans or a combination thereof (including in the case of Eurodollar Loans, the Borrowing to which such prepayment is to be applied and, if of a combination thereof, the amount allocable to each) Upon receipt of any such notice of prepayment the Administrative Agent shall promptly notify each Lender thereof.  If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid.  Partial prepayments of Loans shall be in an aggregate principal amount of $1.0 million or a whole multiple of $500,000 in excess thereof (or, if less, the remaining outstanding principal amount thereof).

            (b)  (i)  If the Borrower or any of its Subsidiaries shall incur any Indebtedness (other than as permitted by Section 6.01) (each, a “Debt Incurrence”), 100% of the Net Proceeds thereof shall be applied within three Business Days after receipt thereof toward the prepayment of the Loans in accordance with Section 2.04(d) below.

            (ii) If the Borrower or any of its Subsidiaries shall receive Net Proceeds from any Asset Sale Prepayment Event, 100% of such Net Proceeds shall be applied within five Business Days after receipt thereof toward the prepayment of the Loans in accordance with Section 2.04(d) below; provided that the Net Proceeds from Asset Sale Prepayment Events permitted by Section 6.05 shall not be required to be applied toward the prepayment of the Loans as provided herein on such date if and to the extent that (1) no Event of Default or Default under Section 7.01(a) or under Section 7.01(i) then exists or would immediately arise therefrom and (2) the Borrower delivers an officers’ certificate to the Administrative Agent on or prior to or within five Business Days after the date of such Asset Sale Prepayment Event stating that such Net Proceeds shall be reinvested or committed to be reinvested in non-current assets used or useful in the business of the Borrower or any Subsidiary in each case within 180 days following the date of such Asset Sale Prepayment Event (which certificate shall set forth the estimates of the proceeds to be so expended), and if all or any portion of such Net Proceeds not so applied as provided herein is not so used within such 180-day period, such remaining portion shall be applied toward the prepayment of the Loans on the first Business Day to occur following such period as specified in this Section 2.04(b)(ii).

            (iii) If the Borrower or any of its Subsidiaries shall receive Net Proceeds from insurance or condemnation recoveries in respect of any Destruction or any Net Proceeds in respect of any Taking, 100% of the Net Proceeds thereof shall be applied within three Business Days after receipt thereof toward the prepayment of the Loans in accordance with Section 2.04(d) below; provided, that (x) so long as no Event of Default or Default under Section 7.01(a) or under Section 7.01(i) then exists or would arise therefrom, such Net Proceeds shall not be required to be so applied to the extent that the Borrower has delivered an officers’ certificate to the Administrative Agent promptly following the receipt of such Net Proceeds stating that such proceeds shall be used to (1) repair, replace or restore any Property in respect of which such Net Proceeds were paid or (2) fund the substitution of other Property that are non-current assets used or usable in the business of the Borrower or the Subsidiaries, in each case within 270 days following the date of the receipt of such Net Proceeds and (y) if all or any portion of such Net Proceeds not so applied as provided herein is not so used within 270 days after the date of the receipt of such Net Proceeds, such remaining portion shall be applied on the first Business Day to occur following such period as specified in this Section 2.04(b)(iii).

            (iv) If the Borrower or any of its Subsidiaries shall receive Net Proceeds from the sale or issuance of any Equity Interests or Equity Rights of the Borrower (other than Equity Interests or Equity Rights issued to the Borrower or any of its other Subsidiaries), 50% of the Net Proceeds thereof shall be applied within three Business Days after receipt thereof toward the prepayment of the Loans in accordance with Section 2.04(d) below.

            (c) To the extent not previously paid, all Loans shall be due and payable in full on the Maturity Date.

            (d) Any prepayment of Loans pursuant to this Section 2.04 shall be applied, first, to any ABR Loans then outstanding and the balance of such prepayment, if any, to the Eurodollar Loans then outstanding.

SECTION 2.05. Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the Lenders, on the Maturity Date (or such earlier date as, and to the extent that, such Loan becomes due and payable pursuant to Section 2.04 or Article VII), the unpaid principal amount of each Loan held by each such Lender.  The Borrower hereby further agrees to pay interest in immediately available funds at the office of the Administrative Agent specified in Section 2.11 on the unpaid principal amount of the Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.06.  All payments required hereunder shall be made in Dollars.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain the Register pursuant to Section 9.04, and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each such Loan, the Type of each such Loan and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder in respect of each such Loan and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower in respect of each such Loan and each Lender’s share thereof.

(d) The entries made in the Register and accounts maintained pursuant to paragraphs (b) and (c) of this Section 2.05 and the Notes maintained pursuant to paragraph (e) of this Section 2.05 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans in accordance with the terms of this Agreement.

(e) If requested by any Lender (which request shall be made to the Administrative Agent), the Borrower shall duly execute and deliver to such Lender a Note or Notes, in substantially the form attached hereto as Exhibit F, with the blanks appropriately filled, payable to such Lender and its registered assigns, to evidence such Lender’s Loans.

SECTION 2.06. Interest Rates and Payment Dates; Default Interest.  (a)  Each Eurodollar Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted LIBO Rate determined for such Interest Period plus the Applicable Margin.

(b) Each ABR Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, or over a year of 360 days when the Alternate Base Rate is determined by reference to clause (b), (c) or (d) of the definition of “Alternate Base Rate”) at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.

(c) At any time when an Event of Default has occurred and is continuing, and upon the election of the Requisite Lenders, (i) the principal amount of any Loan, (ii) any interest due and payable thereon and (iii) all other amounts payable hereunder shall bear interest at a rate per annum which is (x) in the case of principal of any Loan or interest that is due and payable thereon, the rate that would otherwise be applicable to such Loan pursuant to the foregoing provisions of this Section 2.06 plus 2.00% per annum or (y) in the case of any other amount, the rate described in Section 2.06(b) applicable to an ABR Loan plus 2.00% per annum, in each case from the date of such Event of Default to (but excluding) the date on which such Event of Default is cured to the satisfaction of the Requisite Lenders or waived by the Requisite Lenders.

(d) Interest shall be payable in arrears on each Interest Payment Date and on the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand and (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.  Interest in respect of each Loan shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

SECTION 2.07. Computation of Interest.  Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error.

SECTION 2.08. Agent Fees.  (a)  The Borrower agrees to pay to the Administrative Agent the administrative fee set forth in the Fee Letter (the “Agent Fees”).

(b) All Agent Fees shall be paid on the dates specified in the Fee Letter, in immediately available funds, to and for the sole account of the Administrative Agent.  Once paid, none of the Agent Fees shall be refundable.

SECTION 2.09. Termination of Commitments.  Unless previously terminated, the Commitments shall terminate upon the earlier of (x) the funding of the Loans and (y) 5:00 p.m., New York City time, on the Effective Date.

SECTION 2.10. Inability to Determine Interest Rate; Unavailability of Deposits; Inadequacy of Interest Rate.  If prior to 11:00 a.m., London time, two Business Days before the first day of any Interest Period, including an initial Interest Period, for a requested Eurodollar Borrowing:

            (i) the Administrative Agent shall have determined in good faith (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market generally, adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Eurodollar Borrowing for such Interest Period, or

            (ii) the Administrative Agent shall have received notice from the Requisite Lenders that the Adjusted LIBO Rate determined or to be determined for such Interest Period for such Eurodollar Borrowing will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders by 12:00 noon, New York City time, on the same day.  The Administrative Agent shall give telecopy or telephonic notice to the Borrower and the Lenders as soon as practicable after the circumstances giving rise to such notice no longer exist, and until such notice has been given, any affected Eurodollar Loans shall not be (x) converted or continued pursuant to Section 2.03 or (y) made pursuant to a Borrowing Request, and shall be continued or made as ABR Loans, as the case may be.

SECTION 2.11. Pro Rata Treatment and Payments.  (a)  Each payment (including each prepayment) by the Borrower on account of principal of and interest on Loans which are ABR Loans shall be made pro rata according to the respective outstanding principal amounts of such ABR Loans then held by the Lenders.  Each payment (including each prepayment) by the Borrower on account of principal of and interest on Loans which are Eurodollar Loans designated by the Borrower to be applied to a particular Eurodollar Borrowing shall be made pro rata according to the respective outstanding principal amounts of such Loans then held by the Lenders.  All such payments shall be made to the Administrative Agent at the Administrative Agent’s office as set forth in Section 9.01(a) or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, except payments pursuant to Sections 2.14, 2.15 and 9.05 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder (other than payments on Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Subject to Section 2.10, unless the Administrative Agent shall have been notified in writing by any Lender prior to a Borrowing that such Lender will not make the amount that would constitute its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender (a “Defaulting Lender”) and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest, calculated in accordance with Section 2.06, for the respective Loans.

(c) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

SECTION 2.12. Illegality.  Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law, or in the interpretation or application thereof, shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert ABR Loans to Eurodollar Loans shall forthwith be suspended until such time as the making or maintaining of Eurodollar Loans shall no longer be unlawful, and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.

SECTION 2.13. Requirements of Law.  (a)  If at any time any Lender reasonably determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Adjusted LIBO Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender for agreeing to make or making, funding or maintaining any Eurodollar Loans, then the Borrower shall from time to time, within 20 days of written demand therefor by such Lender (with a copy of such written demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.  Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount.  Such additional amounts shall be payable directly to such Lender within 20 days of the Borrower’s receipt of such written notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

(b) If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other Governmental Authority after the Effective Date affects or would affect the amount of capital required or expected to be maintained by any Lender (or a holding company controlling such Lender) and such Lender reasonably determines that the rate of return on its capital (or the capital of its holding company, as the case may be) as a consequence of the Loans made by it is reduced to a level below that which such Lender (or its holding company) could have achieved but for the occurrence of any such circumstance, then, in any such case upon written notice from time to time by such Lender to the Borrower, the Borrower shall, within 20 days of the Borrower’s receipt of such notice, pay directly to such Lender additional amounts sufficient to compensate such Lender (or its holding company) for such reduction in rate of return.  A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding.  In determining such amount, such Lender may use any reasonable method of averaging and attribution that it shall deem applicable.

SECTION 2.14. Taxes.  (a)  Subject to Section 2.14(f), any and all payments by the Holdings Guarantor or any Loan Party under any Loan Document shall be made free and clear of and without deduction or withholding for any and all Taxes, but excluding (i) Taxes imposed on or measured by the recipient’s net income (including branch profits or similar taxes imposed in lieu of net income taxes), and franchise taxes imposed in lieu of net income taxes, by a jurisdiction (or political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or, in the case of a Lender, has its applicable lending office, and (ii) any German withholding taxes imposed on amounts payable to such Lender under the Loan Documents under laws (including any statue, treaty or regulation) in effect on the date hereof (or, in the case of an assignee, the date of the relevant Assignment and Assumption, but not excluding German withholding taxes to the extent that its assignor was entitled at the date of the Assignment and Assumption to receive additional amounts from the Borrower with respect to such German withholding taxes), but not excluding any German withholding taxes payable as a result of any change in such laws occurring after the date such Lender becomes a party hereto (or the date of such Assignment and Assumption or the date of such appointment as the case may be) (such non-excluded Taxes being called “Indemnified Taxes”).  In the event that any withholding or deduction from or in respect of any payment under any Loan Document is required in respect of any Taxes pursuant to any applicable law then the Holdings Guarantor or the Borrower will, or will cause each relevant Loan Party to, (i) make such required withholding or deduction and pay directly to the relevant authority the full amount required to be so withheld or deducted in accordance with applicable law, (ii) promptly forward to the Administrative Agent at its address referred to in Section 9.01 documentation reasonably satisfactory to the Administrative Agent evidencing such payment to such authority and (iii) in the case of any deduction or withholding for or on account of any Indemnified Taxes, pay to the Administrative Agent for the account of the Lenders and the Administrative Agent such additional amount or amounts as are necessary to ensure that the net amount actually received by each Lender or the Administrative Agent (as the case may be), after making all required withholdings and deductions (including withholdings and deductions applicable to additional sums payable under this Section 2.14), will equal the full amount such Lender or the Administrative Agent (as the case may be) would have received had no such withholding or deduction been required.  Neither the Holdings Guarantor nor any relevant Loan Party shall be required to pay additional amounts to Lender or the Administrative Agent under this Section 2.14(a) in respect of Indemnified Taxes imposed by Germany, if at the time the payment concerned falls due such Lender or the Administrative Agent, as the case may be, (x) is not or has ceased to be a Qualifying Lender with respect to that payment (unless the reason it is not or has ceased to be a Qualifying Lender is due to a change after the date it becomes a Lender or the Administrative Agent, as the case may be, in any law or regulation, or in the interpretation or application thereof, or in any practice of concession of any relevant taxing authority) to the extent that payment could have been made without a deduction or withholding if that Lender or the Administrative Agent, as the case may be, had been a Qualifying Lender on that date or (y) is a Treaty Lender and the Holdings Guarantor or such Loan Party is able to demonstrate to the satisfaction of such Lender, or the Administrative Agent, as the case may be, (acting reasonably) that the Tax Deduction is required as a result of the failure of such Lender or the Administrative Agent, as the case may be, to comply with its obligations under Section 2.14(e).

(b) In addition, the Holdings Guarantor and the Borrower will, and will cause each relevant Loan Party to, pay any present or future stamp or documentary taxes or any other excise, property, intangible, mortgage, recording or similar taxes, charges or similar levies of any jurisdiction, and all liabilities (including for penalties, interest and reasonable expenses) arising therefrom or with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, “Other Taxes”).

(c) The Holdings Guarantor and the Borrower will, and will cause each other Loan Party to, jointly and severally, indemnify each Lender and the Administrative Agent, as the case may be, for the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.14) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and reasonable and documented expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted.  In addition, the Holdings Guarantor and the Borrower will, and will cause each other Loan Party to, jointly and severally, indemnify each Lender and the Administrative Agent, upon the written request of such Lender or the Administrative Agent, for Taxes imposed on or measured by the net income of such Person, as such Person shall reasonably determine are or were payable by such Person, in respect of amounts payable to such Person pursuant to this Section 2.14 taking into account the amount of Indemnified Taxes that are (x) allowed as a deduction in determining Taxes imposed on or measured by the net income or allowed as a credit against any Taxes imposed on or measured by net income and (y) payable to such Person pursuant to this Section 2.14.  This indemnification shall be made within 20 days after the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.  Such written demand shall set forth the amount of such indemnification, and shall be presumed to be correct in the absence of manifest error.  Neither the Holdings Guarantor nor any relevant Loan Party shall be obliged to make a payment to any Lender or the Administrative Agent pursuant to this Section 2.14 in respect of any penalties, interest and other liabilities attributable to any Indemnified Taxes and Other Taxes if such penalties, interest and other liabilities are attributable to the gross negligence or willful misconduct of such Lender or Administrative Agent. After a Lender or the Administrative Agent receives notice of the imposition of the Indemnified Taxes or Other Taxes that are subject to this Section, such Lender or the Administrative Agent will act in good faith to promptly notify the Borrower of its obligations thereunder; provided, that the failure to provide such notice shall not relieve the Borrower of the Borrower’s obligation to indemnify such Lender or the Administrative Agent pursuant to this Section 2.14.  For purposes of this Section 2.14, a distribution hereunder by the Administrative Agent to or for the account of any Lender or the Administrative Agent shall be deemed a payment by the Holdings Guarantor or such relevant Loan Party.

As soon as practical after the date of any payment of Indemnified Taxes or Other Taxes by the Holdings Guarantor or any Loan Party pursuant to this Section 2.14, the Holdings Guarantor or the Borrower (as applicable) will, or will cause the relevant Loan Party to, furnish to the Administrative Agent, at its address referred to in Section 9.01, evidence of such payment reasonably satisfactory to the Administrative Agent.  If the Holdings Guarantor or the relevant Loan Party fails to remit to the Administrative Agent, for the account of the respective Lenders and the Administrative Agent, such documentary evidence, the Borrower shall indemnify the Lenders and the Administrative Agent for any incremental taxes, interest, penalties or other costs (including reasonable attorneys’ fees and expenses) that may become payable by any Lender or the Administrative Agent as a result of any such failure.

For the avoidance of doubt, any amount payable by the Holdings Guarantor or any relevant Loan Party pursuant to this Section 2.14(c) shall not be duplicative of any amounts otherwise payable by the Holdings Guarantor or such relevant Loan Party pursuant to Section 2.14(a) or 2.14(b).

(d) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.14 shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Each Qualifying Lender and the Administrative Agent, as the case may be, agrees to use commercially reasonable efforts (consistent with legal and regulatory restrictions and subject to overall policy considerations of such Lender or the Administrative Agent, as the case may be) to file any certificate or document or to furnish to the Holdings Guarantor or the relevant Loan Party any information, in each case, as reasonably requested by the Holdings Guarantor or the relevant Loan Party that may be necessary to establish any available exemption from, or reduction in the amount of, any Taxes; provided, however, that nothing in this Section 2.14(e) shall require a Lender or the Administrative Agent to disclose any confidential information (including, without limitation, its tax returns or its calculations).

(f) For any period (or portion of a period) with respect to which any Qualifying Lender or the Administrative Agent, as the case may be, has failed to comply with Section 2.14(e), such Lender or the Administrative Agent, as the case may be, shall not be entitled to indemnification under Section 2.14(a) or Section 2.14(c) of any Indemnified Taxes or Other Taxes imposed for such period (or portion of a period) by reason of such failure.

(g) If the Administrative Agent or a Lender determines, in its good faith discretion, that it has received a refund in respect of any Indemnified Tax or Other Taxes with respect to which the Holdings Guarantor or a Loan Party has paid additional amount pursuant to this Section 2.14, it shall pay over such refund to the Holdings Guarantor or the relevant Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by the Holdings Guarantor or the relevant Loan Party under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender or Administrative Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Holdings Guarantor or the relevant Loan Party, upon the request of such Lender or Administrative Agent, shall repay the amount paid over to the Holdings Guarantor or the relevant Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority.  This Section 2.14 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) VAT.

                (i) All amounts set out or expressed in a Loan Document to be payable by any Loan Party or the Holdings Guarantor to a Lender Party which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to paragraph (ii) below, if VAT is or becomes chargeable on any supply made by any Lender Party to any Loan Party or the Holdings Guarantor under a Loan Document, such Loan Party or the Holdings Guarantor shall pay to the Lender Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender Party shall promptly provide an appropriate VAT invoice to such Loan Party or the Holdings Guarantor).

                (ii) If VAT is or becomes chargeable on any supply made by any Lender Party (the “Supplier”) to any other Lender Party (the “Recipient”) under a Loan Document, and any Loan Party or the Holdings Guarantor other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Subject Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

                (iii) Where a Loan Document requires any Loan Party or the Holdings Guarantor to reimburse or indemnify a Lender Party for any cost or expense, that Loan Party or the Holdings Guarantor shall reimburse or indemnify (as the case may be) such Lender Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender Party reasonably determines that it or any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

SECTION 2.15. Indemnity.  The Borrower shall compensate each Lender, within 20 days after written demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender’s Eurodollar Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (a) if for any reason (other than solely by reason of such Lender being a Defaulting Lender) a proposed Borrowing, conversion into or continuation of Eurodollar Loans does not occur on a date specified therefor in a Borrowing Request or any notice of conversion or continuation of any Loans delivered by the Borrower pursuant to Sections 2.02 or 2.03 or otherwise, or a successive Interest Period does not commence after notice therefor is given pursuant to Section 2.03, (b) if for any reason any Eurodollar Loan is prepaid (including mandatorily pursuant to Section 2.04) on a date that is not the last day of the applicable Interest Period, (c) as a consequence of a required conversion of a Eurodollar Loan to an ABR Loan as a result of any of the events indicated in Section 2.12 or otherwise or (d) as a consequence of any failure by the Borrower to repay Eurodollar Loans when required by the terms hereof.  The Lender making written demand for such compensation shall deliver to the Borrower concurrently with such written demand a written statement as to such losses, expenses and liabilities (which shall include calculations in reasonable detail), and such statement shall, in the absence of manifest error, be conclusive as to the amount of compensation due to such Lender and binding on the Borrower.

SECTION 2.16. Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.12, 2.13 or 2.14 with respect to such Lender, it will, if requested by the Borrower, use commercially reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its respective lending offices to suffer no material economic, legal or regulatory disadvantage; and provided, further, that nothing in this Section 2.16 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Sections 2.12, 2.13 and 2.14.

SECTION 2.17. Sharing of Setoffs.  Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans which at the time shall be due and payable as a result of which the unpaid principal portion of its Loans which at the time shall be due and payable shall be proportionately less than the unpaid principal portion of such Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in such Loans of such other Lender, so that the aggregate unpaid principal amount of such Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all such Loans as prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.17 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustments restored without interest.  The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender were a direct creditor directly to the Borrower in the amount of such participation.

SECTION 2.18. Assignment of Commitments Under Certain Circumstances.  In the event that (a) any Lender shall have delivered a notice or certificate pursuant to Section 2.12 or 2.13, or the Borrower shall be required to make additional payments to any Lender under Section 2.14 (each, an “Increased Cost Lender”) or (b) subject to the terms and conditions of Section 9.08(e), in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof described in Section 9.08(e) with respect to which the consent of the Requisite Lenders is obtained but the required consent of such Lender is not obtained (such Lender, a “Non-Consenting Lender”); then, with respect to each such Increased Cost Lender and each such Non-Consenting Lender (each, a “Terminated Lender”), the Borrower shall have the right, but not the obligation, at its own expense, upon notice to such Terminated Lender and the Administrative Agent, to replace such Terminated Lender with an assignee (in accordance with and subject to the restrictions contained in Section 9.04) approved by the Administrative Agent (which approval shall not be unreasonably withheld), and such Terminated Lenders hereby agree to transfer and assign without recourse (in accordance with and subject to the restrictions contained in Section 9.04) all its interests, rights and obligations under this Agreement to such assignee; provided, however, that no Terminated Lender shall be obligated to make any such assignment unless (i) such assignment shall not conflict with any law or any rule, regulation or order of any Governmental Authority and (ii) such assignee or the Borrower shall pay to each affected Terminated Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Terminated Lender and all other amounts accrued for such Terminated Lender’s account or owed to it hereunder.  Each Lender agrees that, if it becomes a Terminated Lender, it shall execute and deliver to the Administrative Agent an Assignment and Assumption to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Loans are evidenced by Notes) subject to such Assignment and Assumption; provided, however, that the failure of any Terminated Lender to execute an Assignment and Assumption shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

SECTION 2.19. Notice of Certain Costs.  Notwithstanding anything to the contrary contained in Section 2.13 of this Agreement, to the extent any notice required by Section 2.13 is given by any Lender more than 180 days after such Lender has actual knowledge of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.13 for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders and the Administrative Agent to enter into this Agreement and to extend credit hereunder and under the other Loan Documents, the Borrower hereby makes the representations and warranties set forth in this Article III on and as of the Effective Date (after giving effect to the Transactions).

SECTION 3.01. Organization, etc.  (a) Each of the Holdings Guarantor and each Loan Party is a corporation or other form of legal entity, duly organized or incorporated, as the case may be, and validly existing under the laws of the jurisdiction of its organization or incorporation, as the case may be; (b) neither the Holdings Guarantor nor any Loan Party is unable to pay its debts as they fall due within the meaning of Section 17 of the German Insolvency Code (Insolvenzordnung) or is over-indebted within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung); (c) each of the Holdings Guarantor and each Loan Party has all requisite corporate or other organizational power and authority to carry on its business as now conducted and to own and operate its Property or hold under lease its Property operated under lease; (d) each of the Holdings Guarantor and each Loan Party is duly qualified to do business and is in good standing as a foreign corporation, foreign limited liability company, foreign partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity), as the case may be, in each jurisdiction where the nature of its business requires such qualification; (e) each of the Holdings Guarantor and each Loan Party has full corporate or other organizational power and authority to, and holds all requisite material licenses, permits and other approvals of Governmental Authorities to, enter into and perform its obligations under each Loan Document to which it is a party; and (f) each of the Holdings Guarantor and each Loan Party has full corporate or other organizational power and authority to, and holds all requisite material licenses, permits and other approvals of Governmental Authorities to, own or hold under lease its Property and to conduct its business as currently conducted by it, except in the case of clause (c) or (e), where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Due Authorization, Non-Contravention, etc.  The execution, delivery and performance by each of the Holdings Guarantor and each Loan Party of each Loan Document to which it is a party (including the execution, delivery and performance by the Borrower of this Agreement), the borrowing of the Loans and the use of the proceeds thereof and the consummation of each of the other Transactions are within each of the Holdings Guarantor’s and each Loan Party’s corporate, partnership or comparable powers, as the case may be, have been duly authorized by all necessary corporate, limited liability company, partnership or comparable and, if required, stockholder, action, as the case may be, and do not and will not:

(a) contravene the Organizational Documents of the Holdings Guarantor or any Loan Party;

(b) contravene any material Requirement of Law;

                (c) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default or event of default or an acceleration of any rights or benefits under (i) any Material Indebtedness, (ii) any Holdings Material Indebtedness, (iii) any Parent Material Indebtedness or (iv) any other indenture, agreement or other instrument binding upon the Holdings Guarantor or any Loan Party, which, in the case of any such default, event of default or acceleration referred to in this clause (iii), could reasonably be expected to result in a Material Adverse Effect; or

(d) result in, or require the creation or imposition of, any Lien on any assets of the Holdings Guarantor or any Loan Party.

SECTION 3.03. Government Approval, Regulation, etc.  No consent, authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the due execution, delivery or performance by the Holdings Guarantor or any Loan Party of any Loan Document (including the due execution, delivery and performance by the Borrower of this Agreement), the borrowing of the Loans and the use of the proceeds thereof and the consummation of each of the other Transactions except such as have been obtained or made and are in full force and effect.  None of the Holdings Guarantor or any Loan Party or any of its respective Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.04. Validity, etc.  Each Loan Document delivered on the Effective Date has been duly executed and delivered by the Holdings Guarantor and each Loan Party party thereto and constitutes, and each other Loan Document to which the Holdings Guarantor or any Loan Party is to be a party will, on the due execution and delivery thereof by the Holdings Guarantor or such Loan Party, constitute, the legal, valid and binding obligation of the Holdings Guarantor and each such Loan Party enforceable in accordance with its respective terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.05. Financial Information.  (a)  The unaudited consolidated balance sheets of the Borrower and its Subsidiaries and the related unaudited consolidated statements of income, as of and for the 2006, 2007 and 2008 Fiscal Years, copies of which have been furnished to the Administrative Agent, have been prepared in accordance with GAAP except to the extent provided in the notes to said financial statements, and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of their operations for the periods then ended.

(b) The unaudited interim consolidated balance sheets of the Borrower and its Subsidiaries and the related unaudited interim consolidated statements of income, as of and for the Fiscal Quarter ended March 31, 2009, copies of which have been furnished to the Administrative Agent, have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements, and on a basis consistent with the unaudited financial statements referred to in Section 3.05(a), and present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of their operations for the periods then ended (subject to normal year-end adjustments and the absence of notes).

(c) As of the Effective Date, except as disclosed in the financial statements referred to above or the notes thereto or on Schedule 3.05, none of the Borrower or its Subsidiaries has any material Indebtedness, accrued, contingent, absolute, determined, determinable or other liabilities or unrealized losses.

SECTION 3.06. No Material Adverse Effect.  Since December 31, 2008, no event or circumstance has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07. Litigation.  There is no pending or, to the knowledge of the Loan Parties, threatened, litigation, action or proceeding affecting the Holdings Guarantor or the Borrower or any of its Subsidiaries, or any of their respective operations, properties, businesses or assets, or any of the Loan Documents or the ability of the parties to consummate the Transactions and the other transactions contemplated hereby, (i) which has a reasonable likelihood of adverse determination and, if determined adversely, in the case of the Holdings Guarantor or the Borrower and its Subsidiaries, could reasonably be expected to have a Material Adverse Effect or (ii) which purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the Transactions or any of the other transactions contemplated hereby or thereby.

SECTION 3.08. Compliance with Laws and Agreements; No Defaults.  None of the Holdings Borrower or Loan Parties has violated, is in violation of or has been given written notice of any violation of any Requirement of Law (other than Environmental Laws, which are the subject of Section 3.13) or has violated, is in violation of or default under, or has been given written notice of any violation of or default under, any and all indentures, agreements and other instruments binding upon it or its property, except, in each case, for any such violations or defaults which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No Default or Event of Default has occurred and is continuing.

SECTION 3.09. Ownership of Subsidiaries.  (a)  As of the Effective Date, Schedule 3.09(a) sets forth the legal name and jurisdiction of organization of, the number of each class of authorized Equity Interests (if any) of, the number of each class of outstanding Equity Interests of, and the number of Equity Interests covered by outstanding options, warrants, rights of conversion or purchase and similar rights in respect of such Equity Interests of each Subsidiary of the Borrower as of the Effective Date.  All Equity Interests of each Loan Party are duly and validly issued and are fully paid and non-assessable (to the extent applicable), and are owned as set forth on Schedule 3.09(a).

(b) The Equity Interests of each Subsidiary held (if any), directly or indirectly, by the Borrower are owned, directly or indirectly, by the Borrower free and clear of all Liens other than Liens permitted by Sections 6.02(iii) or (vi).  There are not, as of the Effective Date, any existing options, warrants, calls, subscriptions, convertible or exchangeable securities, rights, agreements, commitments or arrangements for any Person to acquire any Equity Interests of the Borrower or any of its Subsidiaries or any other securities convertible into, exchangeable for or evidencing the right to subscribe for any such Equity Interests, or that require the issuance or sale of any such Equity Interests, except as set forth on Schedule 3.09(b).

SECTION 3.10. Ownership of Properties.  (a)  Each of the Loan Parties and each of their respective Subsidiaries has good and marketable title to (or other similar title in jurisdictions outside the United States of America), or valid leasehold interests in, or easements or other limited property interests in, or is licensed to use, all its material Properties except for minor defects in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted at such Property or to utilize each Property for its intended purpose.  All such Properties are free and clear of Liens, other than Permitted Liens.  The property of each Loan Party and each of their respective Subsidiaries, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear and casualty and condemnation excepted) in all material respects and (ii) except as could not reasonably be expected to have a Material Adverse Effect, constitutes all the property which is required for the business and operations of the Borrower and its Subsidiaries as presently conducted.  The use by each Loan Party and each of their respective Subsidiaries of their material Properties and all their respective rights with respect to the foregoing do not infringe on the rights of any Person, except such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  No claim has been made and remains outstanding that any Loan Party’s use or the use by any Subsidiary of any Loan Party of any of their respective Properties violates the rights of any third party which could reasonably be expected to have a Material Adverse Effect.  As of the Effective Date, except as set forth on Schedule 3.10(a), no Loan Party is obligated under, or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any material Properties.  The representations and warranties set forth in this Section 3.10(a) shall not apply to Intellectual Property, the representations and warranties of which are addressed separately in Section 3.11.

(b) As of the Effective Date, each Loan Party and its respective Subsidiaries has complied with all obligations under all leases with respect to the Leased Real Property to which it is a party, and all such leases are in full force and effect, and no default by any Loan Party or such Subsidiary party to such leases (and to the knowledge of the applicable Loan Party or Subsidiary, by any other party thereto) exists, except such noncompliance, failure to be in full force and effect and defaults which could not reasonably be expected to have a Material Adverse Effect.  As of the Effective Date, each Loan Party and its respective Subsidiaries enjoys in all material respects peaceful and undisturbed possession under all such leases.

(c) As of the Effective Date, no Loan Party or any of its respective Subsidiaries or the Holdings Guarantor has received any written notice of, or has any actual knowledge of, any pending or contemplated Taking affecting all or any portion of its Property (or solely with respect to the Holdings Guarantor, any Equity Interests or Equity Rights of the Borrower) or any sale or disposition thereof in lieu of a Taking that remains unresolved as of the Effective Date.

SECTION 3.11. Intellectual Property.  Each Loan Party and each of its respective Subsidiaries owns, is licensed or otherwise has the right to use, all Intellectual Property necessary for the present conduct of its business, except for those the failure to own or license or otherwise have the right to use, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No claim has been asserted and is pending by any Person challenging or questioning any Loan Party’s or any of its respective Subsidiaries’ use of any Intellectual Property, or the validity or effectiveness of any Intellectual Property owned by the Loan Parties or any of their respective Subsidiaries nor does any Loan Party or any of its respective Subsidiaries know of any valid basis for any such claim, except for such claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  The use of such Intellectual Property by each Loan Party and each of its respective Subsidiaries does not infringe the rights of any Person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.12. Taxes.  Except as could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and the Holdings Guarantor have (a) timely filed (subject to any applicable extensions) all material federal, state, local and foreign income and franchise Tax Returns and all other material Tax Returns required to have been filed by it and all such Tax Returns are true and correct and accurately reflect in all material respects all liabilities for Taxes of the Loan Party or the Holdings Guarantor as a whole for the periods covered thereby and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any such Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except any such Taxes which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of the Borrower or its Subsidiary in accordance with GAAP.  Except as could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and the Holdings Guarantor have made adequate provision in accordance with GAAP for all Taxes not yet due and payable.  None of the Loan Parties or the Holdings Guarantor is aware of any proposed or pending Tax assessments, deficiencies, suits, proceedings, claims or audits by any Governmental Authority regarding any Taxes relating to any Loan Party or the Holdings Guarantor that could be reasonably expected to have a Material Adverse Effect.  Except as could not be reasonably be expected to result in a Material Adverse Effect, the Loan Parties and the Holdings Guarantor have complied with the payroll tax, wage withholding, social security and unemployment withholding provisions of applicable Requirements of Law and has timely paid (subject to applicable extensions)  the amounts withheld over to the respective Governmental Authorities.

SECTION 3.13. Environmental.  Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and unless disclosed to the Lenders pursuant to clause (e) of this Section, all facilities and Property owned, leased or operated by the Loan Parties or any of their respective Subsidiaries, and all operations conducted thereon, are in compliance with all Environmental Laws.

(a) There are no pending or threatened (in writing):

                (i) Environmental Claims received by any Loan Party or any of its Subsidiaries, or

                (ii) written claims, complaints, notices or inquiries received by any Loan Party or any Subsidiary thereof regarding Environmental Liability,

in each case which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Each Loan Party and its respective Subsidiaries have obtained and are in compliance with all Environmental Permits necessary for their operations, facilities and businesses and each is in full force and effect, except for such Environmental Permits and except for any such failure to obtain, comply, or maintain in effect which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(c) Except for Permitted Liens, no Liens have been recorded pursuant to any Environmental Law with respect to any Property or other assets currently owned or leased by the Loan Parties or any of their respective Subsidiaries.

(d) No Loan Party nor any Subsidiary thereof is currently conducting any Remedial Action pursuant to any Environmental Law, nor has any of the Loan Parties or any of their respective Subsidiaries assumed by contract, agreement or operation of law, any remedial action or other obligation under an Environmental Law, the cost of which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(e) There are no polychlorinated biphenyls (“PCBs”) or friable asbestos present at any Property or facility owned, leased or operated by the Loan Parties or any of their respective Subsidiaries, which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(f) No Person with an indemnity or contribution obligation to the Loan Parties or any of their respective Subsidiaries relating to compliance with or liability under Environmental Laws is in default with respect to such obligation, except such defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(g) To the knowledge of any Loan Party, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Hazardous Substance, that could form the basis of any Environmental Claim against the Loan Parties or any of their respective Subsidiaries or against any Person whose liability for any Environmental Claim the Loan Parties or any of their respective Subsidiaries have retained or assumed either contractually or by operation of law, or otherwise result in any costs or liabilities under Environmental Law, which Environmental Claim, costs or liabilities could reasonably be expected to have a Material Adverse Effect.

(h) The Loan Parties have made available to the Lenders information and documents concerning compliance with or potential liability under Environmental Laws, including those concerning the actual or suspected existence of Hazardous Material at Property or facilities currently or formerly owned, operated, leased or used by the Loan Parties or any of their respective Subsidiaries sufficient to enable a fair and accurate review and assessment of such matters which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.14. Federal Reserve Regulations.  (a) .  No Loan Party nor any Subsidiary thereof or the Holdings Guarantor is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock (as defined in Regulation U).  The Loans, the use of the proceeds thereof, this Agreement, the Transactions and the other transactions contemplated hereby will not result in a violation of any provision of the regulations of the Board of Governors, including Regulation U and Regulation X.

SECTION 3.15. Disclosure; Accuracy of Information; Pro Forma Balance Sheets and Projected Financial Statements.  (a)  There is no fact known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Loan Documents, in the Information Memorandum or in any other documents or certificates furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.  Neither this Agreement nor any other material document, certificate or written data furnished (taken as a whole and when furnished) to the Administrative Agent or any Lender by or on behalf of any Loan Party in connection herewith (including the Information Memorandum and the Projected Financial Statements) contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not (taken as a whole and when furnished) materially misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or data (including the Information Memorandum and the Projected Financial Statements) was based upon or constitutes a forecast, forward-looking statement or projection, the Loan Parties represent only that they acted in good faith and utilized assumptions believed by management of the Loan Parties to be reasonable at the time made.  The Administrative Agent and the Lenders understand, however, that forecasts, forward-looking statements and projections as to future events are subject to significant uncertainties and contingencies which may be beyond the Borrower’s and/or its Subsidiaries’ control and are not to be viewed as representations with respect to future performance and no assurance is given by any of the Borrower or its Subsidiaries that the results forecast in any such projections will be realized and that the actual results during the period or periods covered by the forecasts, forward-looking statements or projections may differ from the projected results and that such difference may be material.

(b) The Borrower has heretofore furnished to the Administrative Agent the Borrower’s pro forma consolidated balance sheet as of the Effective Date, prepared giving effect to the Transactions as if the Transactions had occurred on such date.  Such pro forma consolidated balance sheet (i) was prepared in good faith by the Loan Parties on a Pro Forma Basis based on the assumptions stated therein (which assumptions are believed by the Loan Parties on the date hereof and on the Effective Date to be reasonable) and is based on the best information reasonably available to the Loan Parties as of the date of delivery thereof, (ii) accurately reflects in all material respects all adjustments necessary to give effect to the Transactions as if they had occurred on such date and (iii) presents fairly in all material respects the pro forma financial position of the Borrower and its consolidated Subsidiaries at such date, assuming the Transactions had occurred on such date.

(c) The Borrower has heretofore furnished to the Administrative Agent pro forma consolidated income statement projections for the Borrower and its Subsidiaries, pro forma consolidated balance sheet projections for the Borrower and its Subsidiaries, and pro forma consolidated cash flow projections for the Borrower and its Subsidiaries through the 2011 Fiscal Year, which shall be prepared on a quarterly basis through the 2009 Fiscal Year and annually thereafter (the “Projected Financial Statements”), which give effect to the Transactions and all Indebtedness and Liens incurred or created in connection with the Transactions, and have been prepared in good faith by the Borrower and based on assumptions believed by the Borrower on the date hereof and on the Effective Date to be reasonable.  Notwithstanding anything contained herein to the contrary, it is hereby understood by the Administrative Agent and each Lender that (i) any financial or business projections furnished to the Administrative Agent or any Lender by the Borrower or any of its Subsidiaries under any Loan Document are subject to significant uncertainties and contingencies, which may be beyond the Borrower’s and/or its Subsidiaries’ control, (ii) no assurance is given by any of the Borrower or its Subsidiaries that the results forecast in any such projections will be realized and (iii) the actual results may differ from the forecast results set forth in such projections and such differences may be material.

SECTION 3.16. Insurance.  Set forth on Schedule 3.16 is a summary of all material insurance policies maintained by the Loan Parties and their respective Subsidiaries as of the Effective Date.  The material insurance policies maintained by the Loan Parties and their respective Subsidiaries (a) are in full force and effect, and all premiums thereon have been duly paid to the extent due and none of the Loan Parties nor any of their respective Subsidiaries has received any notice of cancellation or material violation thereof or if otherwise in default thereunder, and the use, occupancy and operation of the property covered thereby comply in all material respects with all applicable provisions thereof, in each case, as of the Effective Date, (b) are maintained with financially sound and responsible insurance companies, and (c) cover all properties material to the business of the Loan Parties and their respective Subsidiaries against such casualties and contingencies and of such types, and in such amounts, as are customary in the case of similar businesses of similar size operating in the same or similar locations.

SECTION 3.17. Labor Matters.  Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against the Loan Parties or their respective Subsidiaries pending or, to the knowledge of any Loan Party, threatened; (b) the hours worked by and payments made to employees of the Loan Parties or their respective Subsidiaries have not been in violation of any applicable law dealing with such matters; and (c) all payments due from the Loan Parties or their respective Subsidiaries, or for which any claim may be made against the Loan Parties or their respective Subsidiaries, on account of wages, have been paid or accrued as a liability on the books of the Loan Parties or their respective Subsidiaries.  The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Loan Parties or their respective Subsidiaries are bound.

SECTION 3.18. Solvency.  (a)  Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, and immediately after the consummation of the other Transactions, (i) the fair value of the properties of the Borrower, individually, and the Borrower, on a consolidated basis with its Subsidiaries, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Borrower, individually, and the Borrower, on a consolidated basis with its Subsidiaries, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower, individually, and the Borrower, on a consolidated basis with its Subsidiaries, does not intend to, and does not believe that it or its Subsidiaries (on a consolidated basis with the Borrower) will, incur debts or liabilities beyond the ability of the Borrower (individually) or the Borrower and its Subsidiaries (in each case on a consolidated basis with the Borrower) to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower, individually, and the Borrower, on a consolidated basis with its Subsidiaries, will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

(b)  Immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, and immediately after the consummation of the other Transactions, (i) the fair value of the properties of the Holdings Guarantor, on a consolidated basis with its Subsidiaries, will exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Holdings Guarantor, on a consolidated basis with its Subsidiaries, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Holdings Guarantor, on a consolidated basis with its Subsidiaries, does not intend to, and does not believe that it or its Subsidiaries (on a consolidated basis with the Holdings Guarantor) will, incur debts or liabilities beyond the ability of the Holdings Guarantor and its Subsidiaries (in each case on a consolidated basis with the Holdings Guarantor) to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Holdings Guarantor, on a consolidated basis with its Subsidiaries, will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.19. Use of Proceeds.  The Borrower will use the proceeds of the Loans on the Effective Date for general corporate purposes, including the making of the Holdings Intercompany Loan and to pay any and all related costs, fees and expenses.  The full amount of the proceeds of the Holdings Intercompany Loan shall be used by the Holdings Guarantor to make an intercompany loan to Parent.

SECTION 3.20. Anti-Terrorism Laws.  (a)  None of the Loan Parties or their respective Subsidiaries or the Holdings Guarantor and, to the knowledge of any Loan Party and the Holdings Guarantor, none of their respective Affiliates is in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (collectively, “Anti-Terrorism Laws”).

(b) None of the Loan Parties or their respective Subsidiaries or the Holdings Guarantor and, to the knowledge of any Loan Party and the Holdings Guarantor, none of their respective Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans is any of the following:

                (i) a Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

                (ii) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

                (iii) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

                (iv) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

                (v) a Person or entity that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website or any replacement website or other replacement official publication of such list.

(c) No Loan Party or the Holdings Guarantor or, to the knowledge of any Loan Party and the Holdings Guarantor, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or the purpose of attempting to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.21. Legal Form; No Filing.  The choice of New York law as the governing law of the Loan Documents and the jurisdiction clause contained in such Documents are valid and binding and will be upheld and given effect to by the courts of Germany.  No Taxes are required to be paid and no notarization is required for the legality, validity, enforceability or admissibility into evidence of this Agreement, any Note or any other Loan Document.

SECTION 3.22. Pari Passu Ranking; Liens.  This Agreement, the Notes, the Guarantee Agreements and the Obligations evidenced hereby and thereby are and will at all times constitute direct and unconditional general obligations of each Loan Party and will at all times rank in right of payment and otherwise at least pari passu with all other unsubordinated Indebtedness of each Loan Party that is not secured by a Lien permitted under Section 6.02, whether now existing or hereafter outstanding, except for obligations mandatorily preferred by law applying to the Loan Parties generally.

ARTICLE IV

CONDITIONS

SECTION 4.01. Effective Date.  The obligations of the Lenders to make Loans on the Effective Date are subject, at the time of the making of such Loans, to satisfaction or waiver of the following conditions on or prior to the Effective Date:

(a) The Administrative Agent shall have received from each party hereto a counterpart of this Agreement signed on behalf of such party.

(b) The Administrative Agent shall have received counterparts of the Holdings Guarantee Agreement.

(c) The Administrative Agent shall have received from the Borrower a Closing Certificate, substantially in the form of Exhibit G, dated the Effective Date and signed on behalf of the Borrower by a Financial Officer of the Borrower.

(d) The Administrative Agent shall have received:

                    (A) With respect to each Loan Party and the Holdings Guarantor, a certified copy of the articles of association, a certified copy of the extracts from the relevant Commercial Register (beglaubigte Handelsregisterauszüge) and a certified copy of the list of its shareholders, each dated not earlier than fourteen (14) days prior to the Effective Date.

                    (B) A copy of any necessary resolutions by the shareholders of each Loan Party and the Holdings Guarantor (i) approving the execution, delivery and performance of the Loan Documents to which it is party and the terms and conditions thereof, (ii) authorizing a named person or persons to sign each such Loan Document and any other documents to be delivered by the Holdings Guarantor or such Loan Party pursuant thereto and (iii) in the case of each Loan Party (other than the Borrower), authorizing the Borrower to act as its agent in connection with the Loan Documents (if required).

                    (C) A certificate of a duly authorized signatory of each Loan Party and the Holdings Guarantor dated the Effective Date (i) certifying that each copy document relating to it specified in paragraphs (A) and (B) above is true, complete and have not been modified, rescinded, amended or superseded and are in full force and effect as of the Effective Date, (ii) setting out the names and specimen signatures of the persons authorized to sign, on behalf of such Loan Party, each Loan Document to which such Loan Party or the Holdings Guarantor is or is to be party and any documents to be delivered by such Loan Party or the Holdings Guarantor pursuant thereto and (iii) confirming that the entry into the Loan Documents to which it is a party and, in case of the Borrower, utilization in full of the Loans, would not contravene its articles of association and/or breach any restriction of its borrowing power or its power to give guarantees

                 (e) The Administrative Agent shall have received from each of (i) Kirkland & Ellis LLP, special New York counsel to the Loan Parties and the Holdings Guarantor, and (ii) Allen & Overy LLP, special German counsel to the Loan Parties and the Holdings Guarantor, a customary written opinion substantially in the form of Exhibit E-1 and Exhibit E-2 attached hereto, respectively, in each case, addressed to the Administrative Agent and the Lenders and dated the Effective Date.

                 (f) The Arranger and the Bookrunner shall have received, sufficiently in advance of the Effective Date, all documentation and other information requested by the Lenders at least two Business Days prior to the Effective Date in order to enable compliance with applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), including the information described in Section 9.19.

(g) The Administrative Agent shall have received the unaudited consolidated balance sheets and related statements of income of the Borrower described in Section 3.05.

(h) The Administrative Agent shall have received evidence of insurance in form and substance reasonably satisfactory to the Administrative Agent.

(i) The Administrative Agent shall have received Notes signed on behalf of the Borrower in favor of each Lender that has requested a Note at least four Business Days prior to the Effective Date.

                (j) The Administrative Agent shall have received certificates of the chief financial officer of the Borrower (i) substantially in the form of Exhibit I, confirming the solvency of the Borrower (individually and on a consolidated basis with its Subsidiaries) after giving effect to the Transactions and (ii) confirming that, after giving effect to the Transactions on a Pro Forma Basis, the Total Leverage Ratio as of the last day of the most recent Test Period was not greater than 2.10:1.00, in each case, together with such other supporting schedules and other evidence as may be reasonably requested by the Administrative Agent.

                (k) The Administrative Agent shall have received (i) the pro forma consolidated balance sheet referred to in Section 3.15(b), together with the certificate of the chief financial officer of the Borrower certifying as to clauses (i)-(iii) of Section 3.15(b) and (ii) the Projected Financial Statements.

(l) After giving effect to the Transactions, the Borrower and its Subsidiaries shall have no outstanding indebtedness other than the Loans under this Agreement.

                (m) All approvals of Governmental Authorities and third parties necessary to consummate the Transactions shall have been obtained and shall be in full force and effect and there shall be no judicial or regulatory action by a Governmental Authority, actual or threatened, that could reasonably be expected to restrain, prevent or impose materially burdensome conditions on the Transactions or the other transactions contemplated hereby.  The Administrative Agent shall be reasonably satisfied that the Borrower, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulation U and Regulation X, and shall have received reasonably satisfactory evidence of such compliance reasonably requested by the Administrative Agent.

                (n) On or prior to the Effective Date, the Administrative Agent shall have received (i) all fees payable to the Administrative Agent, the Arranger, the Bookrunner, any Lender and any of their respective Affiliates under the Fee Letter and (ii) all other amounts due and payable pursuant to the Loan Documents on or prior to the Effective Date, including reimbursement or payment of all reasonable and invoiced out-of-pocket expenses (including reasonable fees, charges and disbursements of White & Case LLP) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(o) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.02.

                (p) The representations and warranties set forth in Article III hereof and in the other Loan Documents shall be true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) with the same effect as if then made (unless expressly stated to relate to an earlier date, in which case such representations and warranties shall be true and correct (or true and correct in all material respects if not otherwise qualified by materiality or by a Material Adverse Effect) as of such earlier date).

(q) At the time of and immediately after such Borrowing, no Default or Event of Default shall have occurred and be continuing.

(r) The Administrative Agent shall have received evidence of the acceptance by the Process Agent in form and substance reasonably satisfactory to the Administrative Agent.

The submission of the Borrowing Request and the Borrowing shall be deemed to constitute a representation and warranty by the Loan Parties on the date of such Borrowing, as to the matters specified in paragraphs (p) and (q) of this Section 4.01.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party hereby covenants and agrees that on and after the Effective Date and until the principal of and interest on each Loan and all fees and other amounts due and payable hereunder or under any other Loan Document have been paid in full (other than unasserted contingent indemnification obligations not due and payable):

SECTION 5.01. Financial Information, Reports, Notices, etc.  The Borrower will furnish, or will cause to be furnished, to the Administrative Agent for distribution to the Lenders copies of the following financial statements, reports, notices and information:

                (a) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for such Fiscal Quarter and for the same period in the prior Fiscal Year and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by a Financial Officer of the Borrower as fairly presenting, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods specified on a consolidated basis in accordance with GAAP consistently applied, and on a basis consistent with the financial statements referred to in Section 5.01(b) (subject to normal year-end adjustments and the absence of notes), together with (i) a certificate from a Financial Officer of the Borrower on behalf of the Borrower (a “Compliance Certificate”) containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Quarter (in form and detail consistent with the presentation thereof set forth at page 31 of the Information Memorandum);

                (b) within 90 days after the end of each Fiscal Year of the Borrower, a copy of  a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flows of the Borrower and its Subsidiaries for such Fiscal Year, certified by a Financial Officer of the Borrower as fairly presenting, in all material respects, the financial position, results of operations and cash flows of the Borrower and its Subsidiaries as of the dates and for the periods specified on a consolidated basis in accordance with GAAP consistently applied, together with (i) a Compliance Certificate containing a computation in reasonable detail of, and showing compliance with, each of the financial ratios and restrictions contained in the Financial Covenants and to the effect that, in making the examination necessary for the signing of such certificate, such Financial Officer has not become aware of any Default or Event of Default that has occurred and is continuing, or, if such Financial Officer has become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it and (ii) management’s discussion and analysis of the important operational and financial developments during such Fiscal Year (in form and detail consistent with the presentation thereof set forth at page 31 of the Information Memorandum);

                (c) no later than February 28 of each Fiscal Year of the Borrower, a detailed consolidated budget by Fiscal Quarter for such Fiscal Year (including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for each Fiscal Quarter during such Fiscal Year) and promptly when available, any significant revisions of such budgets;

                (d) promptly upon receipt thereof, copies of all final material reports submitted to the Borrower, the Holdings Guarantor or any Parent Entity by independent public accountants (except to the extent that would violate any confidentiality provision not waivable by the Borrower, the Holdings Guarantor or any Parent Entity) in connection with each annual, interim or special audit made by such accountants (including any final management letters submitted by such accountants to management in connection with their annual audit) of the books of (i) the Borrower or any of its Subsidiaries or (ii) to the extent any such reports relate to the Borrower or any of its Subsidiaries or the Holdings Guarantor;

                (e) as soon as possible and in any event within five Business Days after becoming aware of the occurrence of any Default or Event of Default, a statement of a Financial Officer of the Borrower on behalf of the Borrower setting forth details of such Default or Event of Default and the action (if any) which the Borrower and its Subsidiaries have taken or propose to take with respect thereto;

                (f) promptly and in any event within five Business Days after obtaining knowledge of (i) the occurrence of any adverse development with respect to any litigation, action or proceeding that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or (ii) the commencement of any litigation, action or proceeding that could reasonably be expected to have a Material Adverse Effect or that purports to affect the legality, validity or enforceability of this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, notice thereof and, upon the request of the Administrative Agent, copies of all material documentation relating thereto;

                (g) promptly and in any event within five Business Days after obtaining knowledge thereof, notice of any other development that has resulted in or could reasonably be expected to have a Material Adverse Effect;

                (h) such other information respecting the condition or operations, financial or otherwise, of any Loan Party or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request; and

                (i) upon becoming aware of any newly arising environmental matters, facts or conditions affecting any Property or facilities owned or operated by any Loan Party or any of its Subsidiaries, or which relate to any Environmental Liabilities of any Loan Party or any of its Subsidiaries, to the extent reflecting any matters which, in any such case, could reasonably be expected to result in a new Environmental Liability or an increase in an existing Environmental Liability in excess of $500,000, promptly notify the Administrative Agent of such matters and any Remedial Actions or other corrective actions of any Loan Party or any of its Subsidiaries in respect thereof.

Documents required to be delivered pursuant to Sections 5.01(a) and (b) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the website on the Internet at the Borrower’s website address listed in Section 9.01(a) or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and, if requested by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

SECTION 5.02. Compliance with Laws, etc.  Each Loan Party and the Holdings Guarantor will, and the Borrower will cause each of its Subsidiaries to, comply in all respects with all Requirements of Law, except where such noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, such compliance to include, subject to the foregoing and except as permitted by Section 6.03, the maintenance and preservation of their and the Borrower’s Subsidiaries’ existence and their qualification as a foreign corporation, limited liability company or partnership (or comparable foreign qualification, if applicable, in the case of any other form of legal entity).

SECTION 5.03. Maintenance of Properties.  Each Loan Party will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its material properties and assets in good repair, working order and condition (ordinary wear and tear and loss from casualty or condemnation excepted), and make necessary repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03 shall prevent any Loan Party from discontinuing the operation and maintenance of any of its properties or any portion thereof or any of those of its Subsidiaries if such discontinuance is, in the reasonable commercial judgment of such Loan Party, desirable in the conduct of its or their business and could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 5.04. Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with financially sound and reputable insurance companies insurance with respect to their properties material to its business against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses of similar size operating in the same or similar locations (and, in any event, shall maintain (i) physical hazard insurance on an “all risk” basis, (ii) commercial general liability against claims for bodily injury, death or property damage, (iii) explosion insurance in respect of any boilers or machinery, (iv) business interruption insurance, (v) worker’s compensation insurance as may be required by any Requirement of Law, and (vi) such other insurance as is customary in the case of similar businesses of similar size and nature operating in the same or similar locations) and, and will, upon reasonable request of the Administrative Agent (excluding any such requests during the continuation of an Event of Default, not more than once per year), furnish to the Administrative Agent (x) at reasonable intervals a certificate of an Authorized Officer of the respective Loan Party setting forth the nature and extent of all insurance maintained by the Borrower and its respective Subsidiaries in accordance with this Section and (y) a report of a reputable insurance broker with respect to the insurance maintained by the Borrower and its respective Subsidiaries and such supplemental reports with respect thereto as the Administrative Agent may from time to time reasonably request.

SECTION 5.05. Books and Records; Visitation Rights; Lender Meetings.  Each Loan Party will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect its business affairs in all material respects and material transactions and permit the Administrative Agent or its representatives, at reasonable times and intervals and upon reasonable notice, to visit all of its offices, to discuss its financial matters with its officers, employees and independent public accountants and, upon the reasonable request of the Administrative Agent, to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other organizational records.  Upon written request by the Administrative Agent or the Requisite Lenders, the Borrower shall give a presentation in each Fiscal Year to the Lenders (within 30 days after the Borrower has delivered, or should have delivered, its financial statements pursuant to Section 5.01(b)) about the business, financial performance and prospects of the Borrower and its Subsidiaries, and such other matters as any Lender may (through the Administrative Agent) reasonably request.

SECTION 5.06. Environmental Covenant.  Each Loan Party will, and will cause each of its Subsidiaries to:

                (a) use and operate all of its facilities and Properties in compliance with all applicable Environmental Laws except for such noncompliance which could not reasonably be expected to have a Material Adverse Effect and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except for any noncompliance that could not reasonably be expected to have a Material Adverse Effect;

                (b) promptly notify the Administrative Agent and provide copies of all written inquiries, claims, complaints or notices from any Person relating to the environmental condition of its facilities and properties or compliance with or liability under any Environmental Law which could reasonably be expected to have a Material Adverse Effect; and

(c) provide such information which the Administrative Agent may reasonably request from time to time to evidence compliance with this Section 5.06.

SECTION 5.07. Existence; Conduct of Business.  Each Loan Party and the Holdings Guarantor will, and the Borrower will cause each of its Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03, or any Asset Sale permitted under Section 6.05.

SECTION 5.08. Performance of Obligations.  Each Loan Party and the Holdings Guarantor will, and the Borrower will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, other debt instrument (including under all Material Indebtedness) and material contract by which it is bound or to which it is a party except for such noncompliance as in the aggregate could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.09. Use of Proceeds.  Each Loan Party and the Holdings Guarantor covenants and agrees that the proceeds of the Loans on the Effective Date will be used as set forth in Section 3.19.

SECTION 5.10. Payment of Taxes and Claims.  Each Loan Party and the Holdings Guarantor will (a) pay and discharge all material Taxes imposed upon it or upon its income or profits, or upon any Properties belonging to it, in each case on a timely basis, and all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might become a Lien (other than a Permitted Lien) or charge upon any Properties of the Loan Parties or the Holdings Guarantor or cause a failure or forfeiture of title thereto; provided that none of the Loan Parties or the Holdings Guarantor shall be required to pay any such Tax or claim that is being contested in good faith and by proper proceedings diligently conducted, which proceedings have the effect of preventing the forfeiture or sale of the Property or asset that may become subject to such Lien (other than a Permitted Lien), if it has maintained adequate reserves with respect thereto in accordance with and to the extent required under GAAP and such failure to pay could not reasonably be expected to have a Material Adverse Effect; and (b) timely and correctly file all material Tax Returns required to be filed by it (taking into account any permission to extend the filing period), and withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

SECTION 5.11. Additional Guarantors.  In the event that any Person becomes a Subsidiary of the Borrower after the Effective Date, the Borrower will promptly notify the Administrative Agent of that fact and cause such Subsidiary to, (i) within 30 days of becoming a Subsidiary, execute and deliver to the Administrative Agent a counterpart of an applicable Subsidiary Guarantee Agreement, and (ii) provide the Administrative Agent with evidence of the acceptance by a process agent as shall be reasonably approved by the Administrative Agent of its appointment as process agent by such Subsidiary.

SECTION 5.12. Pension Plans.  Except as could not reasonably expected to have a Material Adverse Effect, the Borrower shall ensure that all Pension Plans maintained by (or for the benefit of) it or any of its Subsidiaries and/or any of its or their employees are (i) maintained and operated in accordance with all applicable laws from time to time and (ii) funded in accordance with the governing rules of such schemes and all laws applicable thereto with any shortfall in funding being rectified in accordance with governing procedures and applicable laws.

SECTION 5.13. Maintenance of Corporate Separateness.  (a)  The Borrower will maintain its separate existence and identity and will take reasonable steps to make it apparent to third parties that the Borrower is an entity with assets and liabilities distinct from those of any other person and will observe customary corporate formalities, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records.

(b) Not in limitation of the generality of the foregoing, the Borrower agrees as follows:

                (i) the Borrower will not commingle its assets with those of any other Person and shall take all reasonable steps to maintain its assets in a manner that facilitates their identification and segregation from those of any other Person;

                (ii) the Borrower shall take all reasonable steps to prevent any of its funds from at any time being pooled with any funds of any other Person;

                (iii) the Borrower will conduct its business in its own name and from an office separate from that of any Parent Entity;

                (iv) the Borrower will maintain separate corporate records and books of account from those of any other Person;

                (v) the Borrower will maintain separate financial statements from those of any other Person; provided, however, financial information about the Borrower may be contained in consolidated financial statements issued by Parent;

                (vi) the Borrower will pay its own liabilities, including the salaries of its own employees, consultants and agents, from its own funds and bank accounts;

                (vii) the Borrower will compensate any Parent Entity at market rates for any services that such Parent Entity actually renders to the Borrower; and

                (viii) the Borrower shall not maintain joint bank accounts or other depository accounts to which any Parent Entity has access, except for the CPA, provided that the Borrower’s participation in such CPA is terminated within four weeks (or such longer period as may be consented to by the Administrative Agent) after the date of this Agreement.

Notwithstanding anything to the contrary, this Section 5.13 shall not prohibit, and is subject to, the CPA, PLPA and intercompany netting arrangements entered into in the ordinary course of business and consistent with past practice.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party hereby covenants and agrees that on and after the Effective Date and until the principal of and interest on each Loan and all fees and other amounts due and payable hereunder or under any other Loan Document have been paid in full (other than unasserted contingent indemnification obligations not due and payable):

SECTION 6.01. Indebtedness.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, issue, incur, assume or permit to exist (including by way of Guarantee) any Indebtedness, except:

                (i) Indebtedness incurred and outstanding under this Agreement and the other Loan Documents;

                (ii) Indebtedness (A) (1) outstanding on the Effective Date and set forth on Schedule 6.01(ii)(A) and (2) any Permitted Refinancing thereof and (B) outstanding on the Effective Date and set forth on Schedule 6.01(ii)(B);

                (iii) Indebtedness permitted by Section 6.04(iii);

                (iv) Guarantees in respect of Indebtedness otherwise permitted hereunder to the extent permitted as an Investment under Section 6.04; provided that if such Guaranteed Indebtedness is subordinated to the Obligations under the Loan Documents, such Guarantee is as subordinated to the Obligations;

                (v) Indebtedness of any Loan Party and any Subsidiary thereof in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations and trade-related letters of credit, in each case issued for the account of such Loan Party and its Subsidiaries in the ordinary course of business of such Loan Party and its Subsidiaries including those incurred to secure health, safety and environmental obligations in the ordinary course of business of such Loan Party and its Subsidiaries (and in each case other than for an obligation for borrowed money);

                (vi) Indebtedness arising from agreements of any Loan Party and any Subsidiary thereof providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition otherwise permitted under this Agreement of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

                (vii) Indebtedness of any Loan Party and any Subsidiary thereof in respect of Treasury Services Agreements (including Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds) in the ordinary course of business of such Loan Party and such Subsidiaries so long as, in the case of any cash pooling or similar arrangements, any intercompany Investments relating thereto are otherwise permitted under Section 6.04(iii);

                (viii) Indebtedness consisting of obligations of any Loan Party or any Subsidiary thereof under deferred compensation or other similar arrangements incurred by such Person in connection with an Investment expressly permitted hereunder;

                (ix) Indebtedness consisting of the financing of insurance premiums;

                (x) unsecured Indebtedness of any Loan Party or any Subsidiary thereof representing the obligation of such Person to make payments with respect to the cancellation or repurchase of Equity Interests and Equity Rights of officers, employees or directors (or their estates) of such Loan Party or Subsidiary permitted by Section 6.07;

                (xi) Indebtedness consisting of take-or-pay obligations arising under supply agreements entered into in the ordinary course of business and not in connection with the borrowing of money;

                (xii) Indebtedness (“PLPA Indebtedness”) of the Borrower owing to the Holdings Guarantor under any loan agreement resulting from a novation of the Holdings Guarantor’s claim for profit transfer under the PLPA into shareholder loans to the Borrower; provided that any such Indebtedness shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent; and

                (xiii) other Indebtedness incurred by the Loan Parties in the ordinary course of business in an aggregate principal amount not to exceed $500,000 at any one time outstanding; provided, however, that for purposes of determining compliance with this clause (xiii), the maximum amount of Indebtedness that may be incurred pursuant to this clause shall not be deemed to be exceeded, with respect to any such outstanding Indebtedness, due solely to the result of fluctuations in the exchange rates of currencies.

SECTION 6.02. Liens.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on any Property or asset now owned or hereafter acquired by them, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (herein collectively referred to as “Permitted Liens”):

                (i) Liens to secure the performance of statutory obligations, surety or appeal bonds or performance bonds, self-insurance obligations and financing of insurance premiums, and landlords’, carriers’, warehousemen’s, mechanics’, suppliers’, materialmen’s, attorney’s or other like liens, and customary Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods, in any case incurred in the ordinary course of business of any Loan Party and its respective Subsidiaries and with respect to amounts not delinquent for more than 30 days or being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that (A) in the case of contested amounts, a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor, (B) such Liens could not reasonably be expected to have a Material Adverse Effect, and (C) such Liens relating to surety or appeal bonds or performance bonds shall only extend to or cover cash and Cash Equivalents;

                (ii) Liens existing on the Effective Date and identified on Schedule 6.02(ii);

                (iii) Liens for Taxes or governmental charges or claims or other like statutory Liens, in any case incurred in the ordinary course of business of any Loan Party and its Subsidiaries, that do not secure Indebtedness for borrowed money and (A) that are not delinquent more than 30 days or thereafter payable without premium or penalty or (B) are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that, if being contested, any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

                (iv) (A) Liens in the form of zoning restrictions, easements, building, environmental and other land use rules, laws and regulations which are applicable to the Real Property, licenses, entitlements, servitudes, rights-of-way, restrictions, reservations, covenants, conditions, utility agreements, minor imperfections of title, minor survey defects or other similar restrictions on the use of Real Property that do not (1) secure Indebtedness (other than Indebtedness permitted under Section 6.01) or (2) individually or in the aggregate materially impair the value of the Real Property affected thereby or materially interfere with any Loan Party or any Subsidiary thereof from conducting its business as currently conducted at such Real Property or to utilize each Real Property for its intended purpose and (B) with respect to leasehold interests in Real Property, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner (other than any Loan Party or any Subsidiary thereof) of such leased property encumbering such landlord’s or owner’s interest in such leased property;

                (v) Liens (including in the form of pledges or deposits) securing (A) obligations incurred in respect of workers’ compensation, unemployment insurance or other forms of governmental insurance or benefits and other obligations of a like nature, (B) bids, tenders, contracts (other than contracts for borrowed money) or leases to which any Loan Party or any Subsidiary thereof is a party and (C) obligations to any utility company or other Person in a similar line of business to that of a utility company or Governmental Authority that is a utility company, in each case, made in the ordinary course of business of any Loan Party and any Subsidiary thereof for amounts (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that in the case of contested amounts, a reserve or other appropriate provision, if any, as is required by GAAP shall have been made therefor;

                (vi) Liens securing any judgments, awards, decrees or orders in circumstances not constituting an Event of Default under Section 7.01(f);

                (vii) Liens in the form of licenses, leases or subleases in respect of Real Property granted or created by any Loan Party or any Subsidiary thereof, which licenses, leases or subleases do not interfere, individually or in the aggregate, in any material respect with the business of such Loan Party or such Subsidiary or individually or in the aggregate materially impair the use (for its intended purpose) or the value of the property subject thereto;

                (viii) Liens arising from the filings made solely as a precautionary measure in connection with operating leases or consignment of goods;

                (ix) (A) bankers’ Liens (including Liens arising under the general business conditions of a German credit institution with which any Loan Party maintains a banking relationship), rights of setoff and other similar Liens incurred in the ordinary course of business and existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Loan Party and its Subsidiaries; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of Indebtedness (other than Indebtedness under the Loan Documents); and (B) customary Liens attaching to commodity trading accounts, commodities brokerage accounts, securities accounts and securities intermediary accounts in the ordinary course of business;

                (x) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or banker’s acceptance issued or created for the account of any Loan Party or any Subsidiary thereof; provided that such Lien secures only the obligations of any Loan Party or any such Subsidiary in respect of such letter of credit or banker’s acceptance to the extent permitted under Section 6.01;

                (xi) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods and Liens that are contractual rights of set-off relating to purchase orders and other similar agreements entered into by any Loan Party or any of its Subsidiaries;

                (xii) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto incurred in the ordinary course of business;

                (xiii) ground leases in respect of real property on which facilities owned or leased by any Loan Party or any of its Subsidiaries are located;

                (xiv) Liens consisting of an agreement to sell or otherwise dispose of any property in an Asset Sale permitted under Section 6.05, in each case solely to the extent such Asset Sale would have been permitted on the date of the creation of such Lien;

                (xv) Liens constituting (A) licenses, sublicenses, leases or subleases (on a non-exclusive basis with respect to any intellectual property) granted in the ordinary course of business not interfering in any material respect with the business of any Loan Party or any of its Subsidiaries, (B) other agreements entered into in the ordinary course of business in connection with an asset sale permitted under the Loan Documents or (C) customary rights reserved or vested in any Person in the ordinary course of business by the terms of any lease, sublease, license, sublicense, franchise, grant or permit held by any Loan Party or any of its Subsidiaries or by a statutory provision, to terminate any such lease, sublease, license, sublicense, franchise, grant or permit, or to require annual or periodic payments as a condition to the continuance thereof; and

                (xvi) with respect to any Loan Party or any Subsidiary thereof organized under the laws of Germany, Liens created or subsisting to the extent mandatorily required under Section 8a of the German Partial Retirement Act (Altersteilzeitgesetz) and/or Section 7e of the German Sozialgesetzbuch IV.

SECTION 6.03. Fundamental Changes; Line of Business.  (a)  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with them, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Wholly Owned Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation and (ii) any Subsidiary of the Borrower may merge with or into or consolidate with any Subsidiary in a transaction in which the surviving or resulting entity is a Wholly Owned Subsidiary, in each case, on the terms set forth therein and to the extent applicable.

(b) Notwithstanding the foregoing, any Subsidiary may dispose of any or all of its assets (upon voluntary liquidation, dissolution or otherwise) to the Borrower or any other Loan Party (other than the Holdings Guarantor).

(c) Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, engage in any business other than businesses of the type conducted by the Loan Parties and their Subsidiaries on the Effective Date and businesses substantially similar, ancillary or reasonably related thereto.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly Owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or otherwise lend money to, Guarantee any Indebtedness of, or make or permit to exist any investment in, any other Person, or provide other credit support (including the provision of letters of credit for the account of such Person) for any Person or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, line of business or division (each of the foregoing, an “Investment” and collectively, “Investments”), except:

                (i) cash and Permitted Investments;

                (ii) Investments existing on the Effective Date and set forth on Schedule 6.04;

                (iii) Investments (A) by any Loan Party in the Borrower or any other Loan Party that is a Wholly Owned Subsidiary of the Borrower, (B) by the Borrower or any Subsidiary arising under the PLPA and (C) consisting of the Holding Intercompany Loan; provided that any such Investment in the form of a loan or advance to any Loan Party shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

                (iv) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and trade creditors, in each case in the ordinary course of business of the Borrower and its Subsidiaries;

                (v) loans and advances to directors and employees of any Loan Party or its Subsidiaries in the ordinary course of business of such Loan Party and its Subsidiaries (including for travel, entertainment and relocation expenses) (other than any loans or advances to any director or executive officer (or equivalent thereof) that would violate any Requirement of Law in any material respect) in an aggregate principal amount (determined without regard to any write-downs or write-offs of such loans and advances) not to exceed $500,000 at any one time outstanding; provided, however, that for purposes of determining compliance with this clause (v), the maximum amount of such loans and advances that may be made pursuant to this clause shall not be deemed to be exceeded, with respect to any such outstanding loans and advances, due solely to the result of fluctuations in the exchange rates of currencies;

                (vi) mergers and consolidations and dissolutions and other transactions permitted under Section 6.03;

                (vii) [INTENTIONALLY OMITTED]

                (viii) Investments in deposit accounts in the ordinary course of business of the Borrower and its Subsidiaries;

                (ix) security deposits required by utility companies and other Persons in a similar line of business to that of utility companies and Governmental Authorities that are utility companies, in each case, made in the ordinary course of business of the Borrower and its Subsidiaries;

                (x) Investments consisting of any deferred portion (including promissory notes and non-cash consideration) of the sales price received by any Loan Party or any Subsidiary thereof in connection with any Asset Sale permitted under Section 6.05;

                (xi) Investments constituting or resulting from (i) accounts receivable arising or acquired or (ii) trade debt granted, in each case in the ordinary course of business;

                (xii) Investments in respect of Treasury Services Agreements permitted under Section 6.01(vii);

                (xiii) the endorsement of negotiable instruments for deposit or collection in the ordinary course of business; and

                (xiv) other Investments (collectively, the “Specified Investments”); provided that (1) no Default has occurred and is continuing or would result therefrom and (2) the aggregate amount of such Specified Investments, when taken together with all other Specified Investments made in reliance on this clause (xiv) and all Specified Restricted Payments made in reliance on Section 6.07(iii) since the Effective Date, shall not exceed the RP Basket Amount; provided, however, that for purposes of determining compliance with this clause (xiv), the maximum amount of such Specified Investments that may be made pursuant to this clause shall not be deemed to be exceeded following the making thereof (so long as each such Specified Investment could have been made at the time thereof), due solely to the result of fluctuations in the exchange rates of currencies.

Notwithstanding anything to the contrary in this Section 6.04 or any other Section of this Agreement, the Borrower shall not create any direct or indirect Subsidiary or otherwise acquire any Person that shall become a direct or indirect Subsidiary of the Borrower unless, prior to such creation or acquisition, a form of Subsidiary Guarantee Agreement that is to be executed by any such Subsidiary pursuant to Section 5.11 has been reasonably agreed upon by each of the Borrower and the Administrative Agent, which form shall, among others, include such specific provisions regarding limitations on the guarantee(s) to be contained therein as may be appropriate under the law of the jurisdiction of such Subsidiary Guarantor(s).

The aggregate amount of an Investment at any one time outstanding for purposes of this Section 6.04 shall be deemed to be equal to (A) the aggregate amount of cash, together with the aggregate fair market value of Property, loaned, advanced, contributed, transferred or otherwise invested that gives rise to such Investment (without adjustment for subsequent increases or decreases in the value of such Investment) minus (B) the aggregate amount of dividends, distributions or other payments received in cash in respect of such Investment (including by way of a sale or other disposition of such Investment).  The amount of an Investment shall not in any event be reduced by reason of any write-off of such Investment.

SECTION 6.05. Asset Sales.  Each Loan Party will not, and will not permit any of its Subsidiaries to, effect any Asset Sale, except:

                (i) (A) sales of inventory in the ordinary course of business of the Loan Parties and their respective Subsidiaries and (B) the disposition in the ordinary course of business of the Loan Parties and their respective Subsidiaries (including the abandonment of immaterial intellectual property) of surplus, obsolete or worn out equipment and other property or property which is no longer used, provided that the aggregate amount of cash and non-cash proceeds received from all property sold in reliance on this sub-clause (B) shall not exceed $500,000 during the term of this Agreement (for this purpose, using the fair market value of property other than cash); provided, however, that for purposes of determining compliance with this sub-clause (B), the maximum amount of all property that may be sold pursuant to this sub-clause shall not be deemed to be exceeded following the sale thereof (so long as each such sale could have been made at the time thereof), due solely to the result of fluctuations in the exchange rates of currencies;

                (ii) sales, transfers and other dispositions of Property by any Loan Party or any Subsidiary thereof to another Loan Party;

                (iii) the lease or sublease of Real Property in the ordinary course of business of any Loan Party and its Subsidiaries;

                (iv) sales and dispositions of Permitted Investments on ordinary business terms;

                (v) Liens permitted by Section 6.02, mergers, consolidations, liquidations and dissolutions permitted by Section 6.03 and Investments permitted by Section 6.04;

                (vi) Small Asset Sales;

                (vii) sales, transfers and dispositions of assets not otherwise permitted under this Section; provided that (A) immediately after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing and (B) the Net Proceeds thereof are applied as and to the extent required by Section 2.04(b)(ii);

                (viii) the issuance of qualifying shares of Subsidiaries of Loan Parties to officers and directors of such Subsidiaries to the extent required by applicable Requirements of Law;

                (ix) dispositions of accounts receivable in connection with compromise, write down or collection thereof in the ordinary course of business; and

                (x) transfers of property subject to a Taking or in connection with any condemnation proceeding upon receipt of the Net Proceeds of such Taking or condemnation proceeding;

provided that all sales, transfers, leases and other dispositions permitted hereby shall be made for fair market value and, in the case of sales, transfers, leases and other dispositions permitted by Section 6.05(vii), for consideration consisting of at least 75% cash and Cash Equivalents.

SECTION 6.06. Sale and Leaseback Transactions.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter lease such Property or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

SECTION 6.07. Restricted Payments.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, declare or make, any Restricted Payment or incur any obligation (contingent or otherwise) to do so, except:

                (i) any Subsidiary of the Borrower may declare and pay dividends to the Borrower or any other Subsidiary of the Borrower ratably with respect to its Equity Interests or additional Equity Interests of the same class of Equity Interests as the dividend being paid;

                (ii) the Borrower may pay dividends consisting solely of shares of its common stock or additional shares of the same class of shares as the dividend being paid or other Equity Interests;

                (iii) each Loan Party and its Subsidiaries may make other Restricted Payments (collectively, the “Specified Restricted Payments”); provided that (1) no Default has occurred and is continuing or would result therefrom and (2) the aggregate amount of such Specified Restricted Payments, when taken together with all other Specified Restricted Payments made in reliance on this clause (iii) and all Specified Investments made in reliance on Section 6.04(xiv) since the Effective Date, shall not exceed the RP Basket Amount; provided, however, that for purposes of determining compliance with this clause (iii), the maximum amount of such Specified Restricted Payments that may be made pursuant to this clause shall not be deemed to be exceeded following the making thereof (so long as each such Specified Restricted Payment could have been made at the time thereof), due solely to the result of fluctuations in the exchange rates of currencies; and

                (iv) Restricted Payments to the Holdings Guarantor for the purpose of paying the actual amount of income and franchise taxes related to the Borrower and its Subsidiaries (collectively, the “Permitted Tax Distributions”).

SECTION 6.08. Transactions with Affiliates.  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, unless such transactions are in the ordinary course of business of the Loan Parties and their respective Subsidiaries and are on terms and conditions not less favorable to the Loan Parties and their respective Subsidiaries than could be obtained on an arm’s-length basis from unrelated third parties, except:

                (i) loans, advances and other transactions between or among the Loan Parties;

                (ii) reasonable and customary fees and compensation, benefits and incentive arrangements paid or provided to, and any reasonable and customary indemnity provided on behalf of, officers, directors or employees of any Loan Party or any Subsidiary thereof, as determined in good faith by such Loan Party or such Subsidiary;

                (iii) loans and advances to employees of any Loan Parties or any Subsidiary thereof permitted by Section 6.04(v);

                (iv) transactions permitted by Section 6.07;

                (v) intercompany netting arrangements in the ordinary course of business and consistent with past practice;

                (vi) issuances of Equity Interests and Equity Rights; and

                (vii) transactions pursuant to the CPA or any agreements set forth in Schedule 6.10(d).

SECTION 6.09. Restrictive Agreements.  Each Loan Party will not, and will not permit any of its respective Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Loan Parties or to Guarantee Indebtedness of the Loan Parties or to transfer property to the Loan Parties; provided that the foregoing shall not apply to:

                (i) conditions or restrictions imposed by law or by any Loan Document;

                (ii) restrictions and conditions existing on the Effective Date not otherwise excepted from this Section 6.09 identified on Schedule 6.09 (but shall not apply to any amendment or modification expanding the scope of any such restriction or condition); and

                (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary (or the assets of a Subsidiary or the Borrower) pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder.

SECTION 6.10. Amendments or Waivers of Certain Documents; Prepayments of Certain Indebtedness.  (a)  Each Loan Party will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend or otherwise change (or waive) the terms of any Organizational Document in a manner that, taken, as a whole, could reasonably be expected to materially and adversely affect the interests of the Lenders.

(b) Each Loan Party will not, and will not permit any of its Subsidiaries to, (i) make (or give any notice or offer in respect of) any voluntary or optional payment or mandatory prepayment or redemption, or defeasance or acquisition for value of (including by way of depositing with any trustee with respect thereto money or securities before such Indebtedness is due for the purpose of paying such Indebtedness when due) or exchange of principal of, any Subordinated Debt, other than (A) pursuant to any customary registered exchange offer therefor after a private placement thereof, (B) any Permitted Refinancings thereof or (C) so long as no Default then exists, any exchange of Equity Interests of the Borrower for any such Indebtedness or (ii) make any payment on or with respect to any Subordinated Debt wholly among the Loan Parties in violation of the subordination provisions thereof.

(c) Each Loan Party will not, and will not permit any of its Subsidiaries to, amend or modify, or permit the amendment or modification of, any provision of any document governing any Material Indebtedness (other than Indebtedness under the Loan Documents) in any manner that, taken as a whole, could reasonably be expected to materially and adversely affect the interests of the Lenders.

(d) Each Loan Party will not, and will not permit any of its Subsidiaries to, amend, waive or otherwise modify, or permit the amendment, waiver or other modification of, any provision of any document governing any agreements listed on Schedule 6.10(d) hereto in any manner that, taken as a whole, could reasonably be expected to materially and adversely affect the interests of the Lenders (it being understood and agreed that this clause (d) shall not prohibit the release of any Loan Party or any of its Subsidiaries from the CPA in accordance with its terms).

SECTION 6.11. Accounting Treatment; Fiscal Year.  Each Loan Party will not, and will not permit any of its Subsidiaries to:

(a) make or permit any material change in accounting policies or reporting practices or tax reporting treatment which is adverse to the Lenders, except changes that are permitted by GAAP or required by any Requirement of Law and disclosed in writing to the Administrative Agent; or

(b) change its fiscal year-end to a date other than December 31 or change its first Fiscal Quarter, second Fiscal Quarter or third Fiscal Quarter to a date other than March 31, June 30 or September 30, respectively.

SECTION 6.12. Fixed Charge Coverage Ratio.  The Borrower will not permit the Fixed Charge Coverage Ratio for any Test Period ending on any date set forth below to be less than the ratio set forth opposite the last day of such Test Period below:

Date	Ratio
June 30, 2009	1.50:1.00
September 30, 2009	1.50:1.00
December 31, 2009	1.50:1.00
March 31, 2010	1.50:1.00
June 30, 2010	1.60:1.00
September 30, 2010	1.60:1.00
December 31, 2010	1.60:1.00
March 31, 2011	1.60:1.00

SECTION 6.13. Total Leverage Ratio.  The Borrower will not permit the Total Leverage Ratio as of the last day of any Test Period ending on any date set forth below to exceed the ratio set forth opposite the last day of such Test Period below:

Date	Ratio
June 30, 2009	2.90:1.00
September 30, 2009	2.90:1.00
December 31, 2009	2.90:1.00
March 31, 2010	2.90:1.00
June 30, 2010	2.80:1.00
September 30, 2010	2.80:1.00
December 31, 2010	2.80:1.00
March 31, 2011	2.80:1.00

SECTION 6.14. Capital Expenditures.  The Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make any Capital Expenditures, except that:

(a) during each period of four Fiscal Quarters of the Borrower and its Subsidiaries ending on the date set forth below (taken as one accounting period), the Borrower and its Subsidiaries may make or commit to make Capital Expenditures not exceeding the amount set forth (the “Base Amount”) opposite such period below:

Four Fiscal Quarter Period Ending:	Amount:
March 31, 2010	$3.5 million
March 31, 2011	$3.5 million

(b) (i) The Base Amount applicable to the period of four Fiscal Quarters ending March 31, 2011 may be increased by carrying over to such period any portion of the Base Amount not spent in the period of four Fiscal Quarters ending March 31, 2010 and (ii) an amount equal to not more than 50% of the Base Amount for the period of four Fiscal Quarters ending March 31, 2011 may be carried back to the period of four Fiscal Quarters ending March 31, 2010 and utilized to make such Capital Expenditures in such period (it being understood and agreed that the portion of any so carried-back Base Amount actually utilized in such period shall be deducted from the Base Amount for the period of Four Fiscal Quarters ending March 31, 2011).

SECTION 6.15. Maximum Trade Payables.  The Holdings Guarantor and the Borrower shall not permit the Maximum Trade Payables at any time to exceed $4.0 million, unless Trade Days Payables are less than 45 days.

SECTION 6.16. Hedging Agreements.  Each Loan Party will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement.

SECTION 6.17. Limitation on Issuances and Sales of Equity Interests of Subsidiaries and Preferred Equity Interests.  Each of the Loan Parties will not (i) permit or cause any of its respective Subsidiaries to issue or sell any Equity Interests (other than to the Borrower or to a Wholly-Owned Subsidiary of the Borrower) or permit any Person (other than the Borrower or a Wholly-Owned Subsidiary of the Borrower) to own or hold any Equity Interests of any Subsidiary of the Loan Parties (other than as required by applicable law); provided, however, that this provision shall not prohibit the sale of all of the Equity Interests of a Subsidiary in compliance with the provisions of Section 6.05(vii) and (ii) issue, or permit or cause any of its respective Subsidiaries to issue, any Preferred Equity Interests.

ARTICLE VII

EVENTS OF DEFAULT

SECTION 7.01. Listing of Events of Default.  Each of the following events or occurrences described in this Section 7.01 shall constitute an “Event of Default”:

          (a) The Borrower or any other Loan Party shall default (i) in the payment when due of any principal of any Loan, (ii) in the payment when due of any fee described in Section 2.08 or of any interest on any Loan (and such default shall continue unremedied for a period of five Business Days), or (iii) in the payment when due of any other previously invoiced amount (other than amounts described in clauses (i) and (ii)) payable under this Agreement or any other Loan Document (and such default in the payment of any such other amount shall continue unremedied for a period of 20 Business Days).

          (b) Any representation or warranty of the Borrower, any other Loan Party or the Holdings Guarantor made or deemed to be made hereunder or in any other Loan Document or any other writing or certificate furnished by or on behalf of the Borrower, any other Loan Party or the Holdings Guarantor to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document is or shall be incorrect in any material respect when made or deemed made.

          (c) The Borrower, any other Loan Party or the Holdings Guarantor shall default in the due performance and observance of any of its obligations under Sections 5.01(e), 5.01(f) or 5.01(g), Section 5.02 (with respect to the maintenance and preservation of the Borrower’s corporate existence), Section 5.11 or Article VI.

          (d) The Borrower, any other Loan Party or the Holdings Guarantor shall default in the due performance and observance of any agreement (other than those specified in paragraphs (a) through (c) above) contained herein or in any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier to occur of (i) knowledge of such default by an executive officer or Financial Officer (or any other officer or similar official with responsibility for the administration of the obligations of the Borrower in respect of this Agreement) of the Borrower and (ii) written notice of such default from the Administrative Agent or any Lender to the Borrower.

          (e) (i) A default shall occur (A) in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Material Indebtedness or Holdings Material Indebtedness or (B) in the performance or observance of any obligation or condition with respect to any Material Indebtedness or Holdings Material Indebtedness if the effect of such default referred to in this subclause (B) is to accelerate the maturity of any such Material Indebtedness or Holdings Material Indebtedness or enable or permit (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Indebtedness or Holdings Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness or Holdings Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity or (ii) a default shall occur in the due performance by any party to any agreement identified on Item A of Schedule 6.10(d) of any of the covenants contained in Section 5 of any such agreement and such default shall continue unremedied for a period of 15 days.

          (f) Any judgment or order (or combination of judgments and orders) for the payment of money equal to or in excess of (x) $1.0 million with respect to the Borrower or any of its Subsidiaries or (y) $5.0 million with respect to the Holdings Guarantor (to the extent not (i) paid, (ii) covered by insurance as to which such insurer has been notified of such judgment or order and has not denied coverage or (iii) covered by an indemnity by a third party as to which such Person has been notified of such judgment or order and has accepted liability for payment of such judgment or order) individually or in the aggregate shall be rendered against the Borrower or any of its Subsidiaries (or any combination thereof) or the Holdings Guarantor and

         (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order and not stayed;

         (ii) such judgment has not been bonded pending appeal, stayed, vacated or discharged within 60 days of entry; or

              (iii) there shall be any period (after any applicable statutory grace period) of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

          (g) A termination, withdrawal or event of noncompliance with applicable law or plan terms with respect to Pension Plans, shall have occurred that when taken together with all other terminations, withdrawals and events of noncompliance with respect to Pension Plans that have occurred, could reasonably be expected to have a Material Adverse Effect.

          (h) Any Change of Control shall occur.

(i) Any Loan Party or any Subsidiary thereof or the Holdings Guarantor shall

                    (i) (x) become unable to pay its debts as they fall due within the meaning of Section 17 of the German Insolvency Code (Insolvenzordnung) or be over-indebted within the meaning of Section 19 of the German Insolvency Code (Insolvenzordnung) or (y) otherwise become insolvent or generally fail to pay debts as they become due;

                (ii) apply for, consent to or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for such Loan Party or such Subsidiary or the Holdings Guarantor or substantially all of its property, or make a general assignment for the benefit of creditors;

                (iii) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for such Loan Party or such Subsidiary or the Holdings Guarantor or for a substantial part of its property, and such trustee, receiver, sequestrator or other custodian shall not be discharged or stayed within 60 days, provided that each Loan Party and the Holdings Guarantor hereby expressly authorize the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

                (iv) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of any Loan Party or any Subsidiary thereof or the Holdings Guarantor (other than any dissolution or liquidation permitted under Section 6.03) and, if any such case or proceeding is not commenced by any Loan Party or any Subsidiary thereof or the Holdings Guarantor, such case or proceeding shall be consented to or acquiesced in by any Loan Party or any Subsidiary thereof or the Holdings Guarantor or shall result in the entry of an order for relief or shall remain for 60 days undismissed and unstayed; provided that each Loan Party and the Holdings Guarantor hereby expressly authorize the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

                (v) take any corporate or partnership action (or comparable action, in the case of any other form of legal entity) indicating its consent to, approval of, or acquiescence in, any of the foregoing.

            (j) The obligations of any Loan Party under either Guarantee Agreement shall cease to be in full force and effect (except in accordance with the terms thereof) or any such Loan Party or the Holdings Guarantor shall repudiate its obligations thereunder.

            (k) Any Loan Document shall cease to be in full force and effect (except in accordance with its terms).

            SECTION 7.02. Action if Bankruptcy.  If any Event of Default described in Section 7.01(i) shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand, all of which are hereby waived by the Borrower.

            SECTION 7.03. Action if Other Event of Default.  If any Event of Default (other than any Event of Default described in Section 7.01(i)) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Requisite Lenders, shall by written notice to the Borrower and each Lender declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment and/or, as the case may be, the Commitments shall terminate.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

            SECTION 8.01. Appointment and Authority. Each Lender hereby irrevocably appoints Jefferies Finance LLC to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are expressly set forth in this Agreement and the other Loan Documents or otherwise delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent and its Affiliates and the Lenders and any Lender Affiliate, and none of the Borrower, any other Loan Party or the Holdings Guarantor shall have rights as a third party beneficiary of any of such provisions.

            SECTION 8.02. The Administrative Agent and its Affiliates.(a)  Each Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor to, or in any other advisory capacity for, and generally engage in any kind of business with, the Loan Parties or any Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

            (b)           Each Lender understands that each Person serving as the Administrative Agent, the Arranger and the Bookrunner acting in their individual capacities, their respective Affiliates and any of their respective directors, officers, agents or employees (collectively, the “Agents’ Groups”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their Affiliates.  Furthermore, the Agents’ Groups may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for their own accounts or on behalf of others (including the Loan Parties and their Affiliates and including the holding, for their own accounts or on behalf of others, of equity, debt and similar positions in the Borrower or other Loan Party, or their Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates.  Each Lender understands and agrees that in engaging in the Activities, the Agents’ Groups may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties and the Holdings Guarantor to perform their respective Obligations hereunder and under the other Loan Documents), which information may not be available to any of the Lenders that are not members of the Agents’ Groups.  None of the members of the Agents’ Groups shall have any duty to disclose to any Lender, or use on behalf of the Lenders, and none of the members of the Agents’ Groups shall be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party), or be required to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

            (c)           Each Lender further understands that there may be situations where members of the Agents’ Groups or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents).  Each Lender agrees that no member of the Agents’ Groups is or shall be required to restrict its activities as a result of the Person serving as the Administrative Agent, Arranger or Bookrunner and that each member of the Agents’ Groups  may undertake any Activities without further consultation with or notification to any Lender.  None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the Agents’ Groups of information (including Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties and the Holdings Guarantor to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by any member of the Agents’ Groups to any Lender including any such duty that would prevent or restrict the Agents’ Groups  from acting on behalf of customers (including the Loan Parties or their Affiliates) or for their own accounts.

            SECTION 8.03. Duties of Administrative Agent; Exculpatory Provisions.  (a)  The Administrative Agent’s duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and the Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Each Lender hereby acknowledges that the Administrative Agent shall not have by reason of this Agreement assumed a fiduciary relationship in respect of any Lender and that the Administrative Agent is merely acting as the contractual representative of such Lender with only the duties expressly set forth in this Agreement and the Loan Documents.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely in its capacity as such on behalf of the applicable Lenders and shall not assume, or be deemed to have assumed, any obligation toward, or relationship of agency or trust with or for any Loan Party or any Guarantor.  Each such Lender agrees that it will assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, which claims such Lender hereby waives.  Without limiting the generality of the foregoing, the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Requisite Lenders, including Lenders holding certain Types of Loans, provided, however, that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or any of its Affiliates to liability (including hourly administration fees and out-of-pocket costs and expenses) or that is contrary to any Loan Document or applicable law, unless the Administrative Agent is indemnified to its satisfaction by the Lenders on whose behalf it is acting in such capacity on a pro rata basis against any and all liability and expense which it may incur by reason of taking or continuing to take any such action.  If the Administrative Agent seeks the consent or approval of the Requisite Lenders (or a greater or lesser number of Lenders (including Lenders holding only certain Types of Loans) as required in this Agreement), with respect to any action hereunder, the Administrative Agent shall send written notice that the Requisite Lenders (or such greater or lesser number of Lenders (including Lenders holding only certain Types of Loans) as required hereunder) have instructed the Administrative Agent to act or refrain from acting pursuant hereto.

(b) No member of the Agents’ Groups shall be liable to the Lenders for any action taken or omitted to be taken by it under or in connection with this Agreement or the other Loan Documents, except to the extent such action or inaction is determined by a final judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such member.  The Administrative Agent shall not be deemed to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Loan Parties, the Holdings Guarantor or any Lender shall have given written notice to such Administrative Agent stating the such notice is a “Notice of Default” and describing such Default and such event or events.

(c) Neither the Administrative Agent nor any member of the Agents’ Groups shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the Information Memorandum, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Documents or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d) Without limitation of the generality of the foregoing, the Administrative Agent: (i) may treat each Lender party hereto as the holder of Obligations until the Administrative Agent receives written notice of the assignment or transfer of such Lender’s portion of the Obligations; (ii) makes no warranties or representations to any Lender; (iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of the Loan Parties or the Holdings Guarantor, to inspect the property (including the books and records) of the Loan Parties or any of their respective Subsidiaries or the Holdings Guarantor, to monitor the financial condition of any Loan Party or any of their respective Subsidiaries or the Holdings Guarantor or to ascertain the existence or possible existence or continuation of any Default or Event of Default; (iv) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (v) shall not be liable to any Lender for any action taken, or inaction, by the Administrative Agent upon the instructions of the Requisite Lenders or refraining to take any action pending such instructions; (vi) shall not be liable for any apportionment or distributions of payments made by it in good faith pursuant to Section 2.11; (vii) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate, message or other instrument or writing (which may be by telephone (with prompt written confirmation thereafter), facsimile, telegram, cable, telex or email) believed in good faith by it to be genuine and signed,  sent or otherwise authenticated by the proper party or parties; (viii) may assume that no Default or Event of Default has occurred and is continuing, unless the officer employed by the Administrative Agent to administer this matter has actual knowledge of the Default or Event of Default, has received written notice from the Loan Parties or the Holdings Guarantor or the Loan Parties’ independent certified public accountants, if any, stating the nature of the Default or Event of Default, or has received written notice from a Lender stating the nature of the Default or Event of Default and that such Lender considers the Default or Event of Default to have occurred and to be continuing, (ix) shall have no implied duties to the Lenders on whose behalf it acts as Administrative Agent or any other obligation to such Lenders to take any action hereunder except for any action specifically provided by this Agreement or Loan Documents to be taken by the Administrative Agent; and (x) shall have no duty to disclose to any Lender information that is furnished by any Loan Party or the Holdings Guarantor to the Administrative Agent in its individual capacity. In the event any apportionment or distribution described in clause (vi) above is determined to have been made in error, the sole recourse of any Person to whom payment was due but not made shall be to recover from the recipients of such payments any payment in excess of the amount to which they are determined to have been entitled.

(e) Nothing in this Agreement or any other Loan Document shall require any Administrative Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to each Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 8.04. Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan, and in the case of a Borrowing, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower, any other Loan Party or the Holdings Guarantor), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of their respective duties and exercise their respective rights and powers by or through their respective Related Parties.  Each such sub-agent and the Related Parties of the Administrative Agent and each such sub-agent shall be entitled to the benefits of all provisions of this Article and Section 9.05 (as though such sub-agents were the “Administrative Agent”, under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.06. Resignation of Administrative Agent  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Requisite Lenders shall have the right, subject to the reasonable consent of the Borrower (such consent (i) not to be unreasonably withheld or delayed and (ii) not to be required after the occurrence and during the continuance of an Event of Default under Section 7.01(a) or Section 7.01(i)), to appoint a successor, which shall be a Lender or a bank or trust company with an office in New York, New York, or an Affiliate of any such Lender or such bank or trust company with an office in New York, New York.  If no such successor shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 10 days after the retiring Administrative Agent gives notice of its resignation (such 10-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above.  In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation.  Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent, hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Administrative Agent shall instead be made by or to each Lender directly, until such time as the Requisite Lenders appoint a successor Administrative Agent as provided for above in this paragraph.  Upon the acceptance of a successor’s appointment as the Administrative Agent, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as an Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph).  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. (a)  Each Lender confirms to the Administrative Agent, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Administrative Agent, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon the Administrative Agent, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

                (i) the financial condition, status and capitalization of the Borrower, each other Loan Party and the Holdings Guarantor;

                (ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

                (iii) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

                (iv) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

(c) Neither any other Lender nor the Administrative Agent shall have any duty or responsibility, either initially or on an ongoing basis, to provide any Lender with any credit, financial condition or other similar information regarding any Loan Party, any of their respective Subsidiaries or the Holdings Guarantor.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices.  (a)  All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(i)           if to the Borrower, any other Loan Party or the Holdings Guarantor,

Flexsys Verkauf GmbH
Groβe Drakenburgerstraβe 93-97
Postfach 1440
D-31582 Nienburg/Weser
Germany
Attention of: Jürgen Wnuck, Managing Director
Telecopier No.:  +49 5021 988-380

With a copy to (for informational purposes only):

Solutia, Inc.
575 Maryville Centre Drive
P.O. Box 66760
St. Louis, Missouri 63166-6760
(courier delivers to: 575 Maryville Centre Drive, St. Louis, Missouri 63141)
Attention of:  James Tichenor and Paul Berra
Telecopier No.:  314-674-2721

(ii)    if to the Administrative Agent,

Jefferies Finance LLC
520 Madison Avenue
New York, New York 10022
Attention:  Account Officer – Flexsys Verkauf GmbH
Telecopy No.:  (212) 284-3444

(iii)           if to any other Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire,

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

(b) All notices, demands, requests, consents and other communications described in Section 9.01(a) shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, (iii) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 9.17 to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform and (iv) if delivered by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery) as provided in Section 9.01(a); provided, however, that notices and communications to the Administrative Agent pursuant to Article II or Article VIII) shall not be effective until received by the Administrative Agent.

(c) Notwithstanding Sections 9.01(a) and 9.01(b) (unless the Administrative Agent requests that the provisions of Sections 9.01(a) and 9.01(b) be followed) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Loan Parties shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to jhess@jefferies.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower.  Nothing in this Section 9.01(c) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to any Loan Party or the Holdings Guarantor in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

SECTION 9.02. Survival of Agreement.  All covenants, agreements, representations and warranties made by the Loan Parties and the Holdings Guarantor herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by Lenders hereto and shall survive the making by the Lenders of the Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and so long as the Commitments have not been terminated.  The provisions of Sections 2.12, 2.13, 2.14, 2.15, 9.05, 9.16 and 9.21 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.03. Binding Effect.  Subject to Section 4.01, this Agreement shall become effective when it shall have been executed by the Borrower, the Holdings Guarantor, the Arranger, the Bookrunner and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof (which may be by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via e-mail)) which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

SECTION 9.04. Successors and Assigns.  (a)  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party.  All covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.04(f) below and, solely to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Each Lender may assign to one or more assignees (other than a natural person, the Borrower or any of the Borrower’s Affiliates or Subsidiaries or any Person engaged principally in the business of manufacture or sale of high performance chemical based products that is a competitor of the Borrower or any of its Subsidiaries) all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate or in connection with the initial syndication of the Commitments and Loans, the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consents shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender, a Lender Affiliate or a Federal Reserve Bank or in connection with the initial syndication of the Commitments and Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1.0 million and increments of $1.0 million in excess thereof (or (A) if the aggregate amount of the Commitment or Loans of the assigning Lender is a lesser amount, the entire amount of such Commitment or Loans, or (B) in any other case, such lesser amount as the Borrower and the Administrative Agent otherwise agree), (iii) except in the case of the assignment to an Affiliate of such Lender or an assignment required to be made pursuant to Section 2.18, the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that only one such fee shall be payable in the event of contemporaneous assignments to two or more Lender Affiliates by a Lender or by two or more Lender Affiliates to a Lender and such fee shall not be payable by the Borrower) and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided, further, that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing.  Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption, which effective date shall be at least five Business Days after the execution thereof (unless otherwise determined by the Administrative Agent), (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.14, 2.15 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.

(c) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:  (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower, any Subsidiary or the Holdings Guarantor or the performance or observance by any of the Borrower, any Subsidiary or the Holdings Guarantor of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements, if any, delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of (and interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitments and Loans.  Except to the extent inconsistent with Section 2.05(d), the entries in the Register shall be conclusive and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) each Participant shall be entitled to the benefit of the cost protection provisions contained in Sections 2.12, 2.13, 2.14 and 2.15 and the provisions of Section 5.01 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04 (provided that no participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender would have been entitled to receive in respect of the interest transferred unless either (x) such transfer to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld) or (y) a Default or an Event of Default has occurred and is continuing at the time of such participation), and (iv) the Loan Parties, the Holdings Guarantor, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right (which each Lender agrees will not be limited by the terms of any participation agreement or other agreement with a participant) to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents (other than, without the consent of the Participant, amendments, modifications or waivers described in clauses (i), (ii), (iii) and (iv) of Section 9.08(c) that affect such Participant).  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17 as though it were a Lender.

(g) Any Lender, without the consent of or notice to the Borrower or the Administrative Agent, may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such a pledge or assignment, the Borrower shall, at the request of the assigning Lender, duly execute and deliver to the assigning Lender a promissory note or notes evidencing the Loans made to the Borrower by the assigning Lender hereunder.

(h) Neither the Borrower nor the Holdings Guarantor shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

SECTION 9.05. Expenses; Indemnity.  (a)  The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, each of the Arranger, the Bookrunner and their respective Affiliates, including the reasonable fees, charges and disbursements of White & Case LLP, counsel for the Administrative Agent, the Arranger and the Bookrunner (and appropriate foreign and local counsel in applicable foreign and local jurisdictions, but limited to one local counsel in each such jurisdiction), in connection with the syndication of the Loans and Commitments provided for herein, the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby contemplated shall be consummated), and (ii) all reasonable and documented out-of-pocket expenses incurred by any of the Arranger, the Bookrunner, the Administrative Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement (including its rights under this Section), the other Loan Documents or the Loans made, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, and, in connection with any such enforcement or protection, the reasonable and documented fees, charges and disbursements of any other counsel for the Administrative Agent or any of the Arranger, the Bookrunner or any Lender; provided that in the absence of conflicts, reimbursement of legal fees and expenses shall be limited to reasonable fees, charges and disbursements of one counsel for the Administrative Agent, the Arranger, the Bookrunner and the Lenders (which counsel shall be designated by the Administrative Agent) (and any appropriate foreign and local counsel in applicable foreign and local jurisdictions).

(b) The Borrower agrees to indemnify the Administrative Agent, the Arranger, the Bookrunner, each Lender, each Affiliate of any of the foregoing Persons and each of their respective Related Parties (each such Person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and out-of-pocket expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution, delivery and enforcement of this Agreement or any other Loan Document or the Commitment Letter, Engagement Letter or Fee Letter or any agreement or instrument contemplated thereby, the performance by the parties hereto or thereto of their respective obligations thereunder, the Transactions or the other transactions contemplated thereby, (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iii) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property owned or operated by the Borrower, any of the Subsidiaries or the Holdings Guarantor, or any Environmental Liability or Environmental Claim related in any way to the Borrower, the Subsidiaries or the Holdings Guarantor; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or expenses (A) are determined by a final judgment of a court of competent jurisdiction to have arisen by reason of the Indemnitee’s gross negligence, bad faith or willful misconduct or (B) arise from any action solely among Indemnitees, other than any such actions that arise from an act or an omission of the Borrower, any Subsidiary or the Holdings Guarantor (and provided that withstanding the foregoing provisions of this clause (B), the Administrative Agent, acting in such capacity, shall in any event be indemnified subject to the other limitations set forth in this Section); and provided, further, that in the absence of conflicts, reimbursement of reasonable legal fees, charges and disbursements in respect of any matter for which indemnification is sought shall be limited to reasonable fees, charges and disbursements of one counsel for all such Indemnitees (which counsel shall be designated by the Administrative Agent) (and any appropriate foreign and local counsel in applicable foreign and local jurisdictions).

(c) To the extent that the Borrower fails to promptly pay any amount to be paid by it to the Administrative Agent, or either of the Arranger or the Bookrunner under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Arranger or the Bookrunner, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (other than syndication expenses); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the applicable Agent, the Arranger and the Bookrunner in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total outstanding Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, and no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against the Borrower or any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any other agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof; provided that notwithstanding the foregoing, to the extent required by Section 9.05(b), the Borrower shall be required to indemnify each Indemnitee for any special, indirect, consequential or punitive damages of Persons other than any Indemnitee.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender.  All amounts due under this Section 9.05 shall be payable on written demand (together with customary backup documentation supporting such reimbursement request) therefor.

SECTION 9.06. Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or its Affiliates, in each case whether direct or indirect, absolute or contingent, matured or unmatured, to or for the credit or the account of any Loan Party or the Holdings Guarantor upon any amount becoming due and payable by any Loan Party or the Holdings Guarantor hereunder or under any other Loan Document (whether at stated maturity, by acceleration or otherwise) against any amount held by such Lender or its Affiliates, irrespective of whether or not such Lender or its Affiliates shall have made any demand under this Agreement or such other Loan Document.  In connection with exercising its rights pursuant to the previous sentence, a Lender or its Affiliates may at any time use any Loan Party’s or the Holdings Guarantor’s credit balances with the Lender or its Affiliates to purchase at the Lender’s or its Affiliates’ applicable spot rate of exchange any other currency or currencies which the Lender or its Affiliates considers necessary to reduce or discharge any amount due by such Loan Party or the Holdings Guarantor to the Lender or its Affiliates, and may apply that currency or those currencies in or towards payment of those amounts.  The rights of each Lender or its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender or its Affiliates may have.  Each Lender or its Affiliates agrees promptly to notify the Borrower and the Administrative Agent after making any such setoff; provided that the failure to give such notice shall not affect the validity of such setoff.

SECTION 9.07. Applicable Law.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.  (a)  No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have.  No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Loan Party or the Holdings Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default regardless of whether the Administrative Agent, any Lender may have had notice or knowledge of such Default or Event of Default at the time.  No notice or demand on any Loan Party or the Holdings Guarantor in any case shall entitle such Loan Party or the Holdings Guarantor to any other or further notice or demand in similar or other circumstances.

(b) Subject to Sections 9.08(c), 9.08(d), 9.08(f) and 9.08(g), no amendment, modification, termination or waiver of any provision of any Loan Document, or consent to any departure by any Loan Party or the Holdings Guarantor therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders (or the Administrative Agent with the written consent of the Requisite Lenders).

(c) Without the written consent of each Lender that would be directly adversely affected thereby (whose consent shall be sufficient therefor without the consent of the Requisite Lenders), no amendment, modification, termination, waiver or consent shall be effective if the effect thereof would:

                (i) extend the scheduled final maturity of any Loan or Note;

                (ii) reduce or forgive the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.06(c));

                (iii) extend the time for payment of any such interest;

                (iv) reduce or forgive the principal amount of any Loan or waive, reduce or postpone any scheduled repayment pursuant to Section 2.04(c);

                (v) amend, modify, terminate or waive any provision of Section 9.08 (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement consented to by the Requisite Lenders which afford the protections to such additional extensions of credit of the type provided to the Loans on the Effective Date);

                (vi) except as expressly provided in the Loan Documents, release any Guarantor from any Guarantee Agreement;

                (vii) consent to the assignment or transfer by any Loan Party or the Holdings Guarantor of any of its rights and obligations under any Loan Document; or

                (viii) amend the indemnification obligations of the Lenders set forth in Section 9.05(c) or amend Sections 2.02(c), 2.11(a) or 2.17 (only to the extent relating to pro rata treatment of Lenders).

(d) No amendment, modification, termination, waiver or consent with respect to any provision of the Loan Documents, or consent to any departure by any Loan Party or the Holdings Guarantor therefrom, shall:

                (i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

                (ii) amend, modify, terminate or waive any provision of Article VIII as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of, or fees payable to, the Administrative Agent, in each case without the consent of the Administrative Agent;

                (iii) amend, modify, terminate or waive any provision of any Loan Document specifying the percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination to grant any consent thereunder without the written consent of each Lender; or

                (iv) increase the maximum duration of Interest Periods hereunder without the consent of all Lenders.

(e) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement, the consent of the Requisite Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right to either (i) replace such Non-Consenting Lender or Lenders (or, at the option of the Borrower if the respective Lender’s consent is required with respect to less than all Loans (or related Commitments), to replace only the Commitments and/or Loans of the respective Non-Consenting Lender that gave rise to the need to obtain such Lender’s individual consent) with one or more assignees pursuant to, and with the effect of an assignment under, Section 2.18 so long as at the time of such replacement, each such assignee consents to the proposed change, waiver, discharge or termination or (ii) terminate such Non-Consenting Lender’s Commitment (if such Lender’s consent is required as a result of its Commitment) and/or repay each of the outstanding Loans of such Lender that gave rise to the need to obtain such Lender’s consent; provided that, unless the Commitments that are terminated and Loans that are repaid pursuant to the preceding clause (ii) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to the preceding clause (ii), the Requisite Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.

(f) Notwithstanding anything to the contrary contained in this Section 9.08, the Guarantee Agreements and any related documents executed in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may, together with this Agreement, be amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Requirements of Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such Guarantee Agreements or other document to be consistent with this Agreement and the other Loan Documents.

(g) Notwithstanding the foregoing, this Agreement and each Loan Document may be amended (or amended and restated) with the written consent of the Requisite Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Obligations and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Requisite Lenders.

(h) Further, notwithstanding anything to the contrary contained in Section 9.08, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature, in each case that is immaterial (as determined by the Administrative Agent), in any provision of the Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document if the same is not objected to in writing by the Requisite Lenders within five Business Days following receipt of notice thereof.

SECTION 9.09. Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10. Entire Agreement.  This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof.  Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents; provided that any letter agreement relating to the subject matter hereof between or among the Borrower and any of the Administrative Agent, the Arranger and Bookrunner and the Lenders shall remain effective in accordance with its terms.  Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11. WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12. Severability.  In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Counterparts.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03.  Delivery of an executed signature page to this Agreement by facsimile transmission or other electronic image scan transmission (e.g., “PDF” or “tif” via e-mail) shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14. Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15. Jurisdiction; Consent to Service of Process.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court referred to in paragraph (a) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each of the Loan Parties and the Holdings Guarantor hereby appoints CT Corporation System (the “Process Agent”) with an office on the Effective Date of 111 Eighth Avenue, New York, New York 10011, as its agent to receive on behalf of it service of copies of the summons and complaint and any other process which may be served in any such action or proceeding.  Such service may be made by mailing by certified mail a copy of such process to such Loan Party or the Holdings Guarantor in care of the Process Agent at the Process Agent’s above address, with a copy to such Loan Party or the Holdings Guarantor at its address specified herein and each such Loan Party and the Holdings Guarantor hereby authorize and direct the Process Agent to receive such service on their behalf.  As an alternative method of service, each of the Loan Parties and the Holdings Guarantor also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it and its subsidiaries specified herein.  Each of the Loan Parties and the Holdings Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any manner provided by law.

(d) Each party to this Agreement irrevocably consents to service of process by hand or overnight courier service, or mailed by certified or registered mail.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16. Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (it being understood that, to the extent permitted, the Administrative Agent or such Lender, as the case may be, shall provide the Borrower with prompt notice thereof to the extent permitted by law or such legal process), (d) to any other party hereto, (e) in connection with (i) the exercise of any remedies hereunder or under any other Loan Document, (ii) any action or proceeding relating to this Agreement or any other Loan Document, (iii) the enforcement of rights under this Agreement or under any other Loan Document or (iv) any litigation or proceeding to which the Administrative Agent or any Lender or any of its respective Affiliates may be a party; provided, however, in each case in this clause (e), the applicable Agent or Lender or their Affiliates, as the case may be, shall take reasonable steps to preserve the confidential nature of the information, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective direct or indirect party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives), surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (iii) any rating agency when required by it, (iv) the CUSIP Service Bureau or any similar organization, (g) in customary fashion to market data collectors, similar services providers to the lending industry, and service providers to any of the Arranger and Bookrunner, the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Loan Party or the Holdings Guarantor not in violation of any written confidentiality agreement to the knowledge of the Administrative Agent, Lender or Affiliate.  For purposes of this Section, “Information” means all non-public information received from any Loan Party, any of its Subsidiaries or the Holdings Guarantor relating to any Loan Party, any of its Subsidiaries or the Holdings Guarantor or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party, any of its Subsidiaries or the Holdings Guarantor.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has complied with Requirements of Law or exercised commercially reasonable care.

SECTION 9.17. Posting of Approved Electronic Communications.  (a)  Each of the Lenders, each Loan Party and the Holdings Guarantor agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar secured electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each Loan Party and the Holdings Guarantor acknowledges and agrees that the distribution of material through an electronic medium is not necessarily the most secure method of communication and that there are confidentiality and other risks associated with such distribution.  In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders, each Loan Party and the Holdings Guarantor hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(d) Each of the Lenders, each Loan Party and the Holdings Guarantor agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally-applicable document retention procedures and policies.

SECTION 9.18. Treatment of Information.  (a)  Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material non-public information with respect to any of the Loan Parties, the Holdings Guarantor or their respective securities (“Restricting Information”).  Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information.  Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the such issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other Person.  Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information.  In particular, none of the Administrative Agent nor any of its Related Parties (i) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (ii) shall have, or incur, any liability to any Loan Party, the Holdings Guarantor, any Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender.

(b) Each Loan Party and the Holdings Guarantor agrees that (i) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall be clearly and conspicuously marked “PUBLIC” if such Communications do not contain Restricting Information which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Communications “PUBLIC,” each Loan Party and the Holdings Guarantor shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 9.16) with respect to such Loan Party, the Holdings Guarantor or their securities for purposes of United States Federal and state securities laws, (iii) all Communications marked “PUBLIC” may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (iv) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information.”  Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by a Loan Party or the Holdings Guarantor regarding whether a Communication contains or does not contain material non-public information with respect to any of the Loan Parties, the Holdings Guarantor or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to any Loan Party, the Holdings Guarantor, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information.  Nothing in this Section 9.18 shall modify or limit a Lender’s obligations under Section 9.16 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(c) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information.  Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire.  Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(d) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally.  Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender.  None of the Administrative Agent nor any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(e) The provisions of the foregoing clauses of this Section 9.18 are designed to assist the Administrative Agent, the Lenders, the Loan Parties and the Holdings Guarantor, in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting Information.  Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that a Loan Party’s, the Holdings Guarantor’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by such Loan Party, the Holdings Guarantor or such Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders, each Loan Party and the Holdings Guarantor assumes the risks associated therewith.

SECTION 9.19. USA PATRIOT Act Notice (a) .  Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower, the other Loan Parties and the Holdings Guarantor that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify and record information that identifies the Borrower, the other Loan Parties and the Holdings Guarantor, which information includes the name, address and tax identification number of the Borrower, the other Loan Parties and the Holdings Guarantor and other information regarding the Borrower, the other Loan Parties and the Holdings Guarantor that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower, the other Loan Parties and the Holdings Guarantor in accordance with the PATRIOT Act.  This notice is given in accordance with the requirements of the PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

SECTION 9.20. No Fiduciary Duty. (a) .  The Administrative Agent, the Arranger, the Bookrunner, each Lender and their respective Affiliates (collectively, the “Lender Parties”), may have economic interests that conflict with those of the Borrower, its Subsidiaries and the Holdings Guarantor.  The Borrower and the Holdings Guarantor agree that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any of the Lender Parties and the Borrower, its Subsidiaries, its stockholders or its other affiliates.  The Borrower and the Holdings Guarantor acknowledge and agree that (i) the transactions contemplated by the Loan Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, its applicable Subsidiaries and the Holdings Guarantor, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of the Borrower, any of its Subsidiaries or the Holdings Guarantor, or their respective management, stockholders, creditors or any other Person, (iii) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower, any of its Subsidiaries or the Holdings Guarantor with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its affiliates has advised or is currently advising the Borrower, any of its Subsidiaries or the Holdings Guarantor on other matters) or any other obligation to the Borrower, any of its Subsidiaries or the Holdings Guarantor except the obligations expressly set forth in the Loan Documents and (iv) each of the Borrower, its Subsidiaries and the Holdings Guarantor have consulted their own legal and financial advisors to the extent they have deemed appropriate.  Each of the Borrower and the Holdings Guarantor further acknowledges and agrees that it and each of the Borrower’s Subsidiaries is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each of the Borrower and the Holdings Guarantor agrees that it will not, and the Borrower will cause each of its Subsidiaries not to, claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, any of its Subsidiaries or the Holdings Guarantor, in connection with such transactions or the process leading thereto.

SECTION 9.21. Judgment Currency.  (a)  The Loan Parties’ and the Holdings Guarantors’ obligations hereunder and under the other Loan Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of Dollars expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party or the Holdings Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than Dollars (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in Dollars, the conversion shall be made at the Dollar Equivalent determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Loan Parties and the Holdings Guarantor shall pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or any other rate of exchange for this Section 9.21, such amounts shall include any premium and costs payable in connection with the purchase of Dollars.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                  FLEXSYS VERKAUF GMBH, as Borrower

By: /s/ Jürgen Wnack
Name:  Jürgen Wnack
Title:  Geschaftsfuhrer

FLEXSYS VERWALTUNGS- UND BETEILIGUNGSGESELLSCHAFT MBH, as Holdings Guarantor

By: /s/ Jürgen Wnack
Name:  Jürgen Wnack
Title:  Geschaftsfuhrer

JEFFERIES FINANCE LLC, as Administrative Agent, Arranger and Bookrunner

By: /s/ E. J. Hess
Name:  E. J. Hess
Title:  Managing Director

JEFFERIES FINANCE LLC, as Lender

By: /s/ E. H. Hess
Name:  E. J. Hess
Title:  Managing Director